Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

MICROCHIP TECHNOLOGY INCORPORATED,

HERO ACQUISITION CORPORATION

and

ATMEL CORPORATION

Dated as of January 19, 2016

i

(Continued)

(Continued)

(Continued)

		Page

8.10	Amendment	72

8.11	Waiver of Conditions	72

8.12	Severability	73

8.13	Obligations of Subsidiaries	73

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 19, 2016 (this “Agreement”), is by and among Microchip Technology Incorporated, a Delaware corporation (“Parent”), Hero Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Atmel Corporation, a Delaware corporation (the “Company”). Capitalized terms used in this Agreement and not defined where first used have the respective meanings ascribed to them in Section 8.3(e).

RECITALS

A. The respective Boards of Directors of the Company, Parent and Merger Sub have determined that the transactions described herein are in the best interests of their respective companies and stockholders and, accordingly, the Board of Directors of the Company and Parent have agreed to effect the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than any shares of Company Common Stock owned by Parent or any direct or indirect subsidiary of Parent or held in the treasury of the Company, will be converted into the right to receive (i) $7.00 in cash and (ii) an amount of shares of Parent Common Stock (the “Parent Shares”) with $1.15 in value, subject to Section 2.1.

B. The Board of Directors of the Company (the “Company Board”) has determined that the Merger is advisable and fair to the Company and its stockholders (the “Company Stockholders”).

C. The Board of Directors of Parent (the “Parent Board”) has determined that the Merger is advisable and fair to Parent and its stockholders (the “Parent Stockholders”).

D. Concurrently with the execution and delivery of this Agreement by the Company, (a) the Company is terminating that certain Agreement and Plan of Merger, dated as of September 19, 2015, by and among Dialog Semiconductor plc, Avengers Acquisition Corporation and the Company (as amended, the “Dialog Merger Agreement”) in accordance with its terms and (b) the Company is paying to Dialog Semiconductor plc, pursuant to Section 7.5(b)(i) of the Dialog Merger Agreement, the termination fee of $137,300,000 in cash (the “Dialog Termination Fee”).

E. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, Company, Parent and Merger Sub, in consideration of the representations, warranties and covenants contained in this Agreement, agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the satisfaction or, if permitted, waiver of the conditions set forth herein, and in accordance with the DGCL, Merger Sub will be merged with and into the Company at the Effective Time, and the separate corporate existence of Merger Sub will thereupon cease. Following the Effective Time, the Company will be the surviving company (the “Surviving Company”).

1.2 Closing.

(a) Except as set forth in Section 1.2(b), the closing of the Merger (the “Closing”) will take place at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California, at 8:00 a.m. (California time), no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Company and Parent may agree in writing. The earliest date on which the conditions specified in Sections 6.1, 6.2 and 6.3(d) have been satisfied (other than the condition specified in Section 6.2(b) insofar as such condition relates to the Company’s compliance with Section 5.4(e)(ii)) is the “Satisfaction Date.” The date on which the Closing actually takes place, as may be extended by Section 1.2(b), is referred to as the “Closing Date.”

(b) Notwithstanding Section 1.2(a) and any other provision of this Agreement to the contrary, if by operation of Section 1.2(a) the Closing Date would occur within the last 15 days of a calendar quarter (the “Deferral Quarter”), then Parent may elect in its sole discretion (no more than a single time), by written notice to the Company (the “Deferral Notice”), to defer the Closing to the first Business Day occurring immediately after the end of the Deferral Quarter. In the event of the delivery of a Deferral Notice or a Cooperation Request, the conditions set forth in Sections 6.2(a), 6.2(c) (insofar as such condition relates to Section 6.2(a)) and 6.2(d) shall be deemed to be fully satisfied from and after the Satisfaction Date through and including the Closing (if such conditions were satisfied at the Satisfaction Date), without regard to any change in circumstances or other events that may occur after the Satisfaction Date, and Parent shall be deemed to have irrevocably waived as of the Satisfaction Date all rights to assert such conditions.

1.3 Effective Time. On the terms and subject to the conditions set forth in this Agreement, (i) as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the terms of this Agreement and (ii) as soon as practicable on or after the Closing Date, the parties shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware on the Closing Date, or at such subsequent date or time as the Company, Parent and Merger Sub agree and specify in the Certificate of Merger (the date and time the Merger becomes effective is hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Company all as provided in the DGCL.

1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Company Charter in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth on Exhibit A and, as so amended, shall be from and after the Effective Time the certificate of incorporation of the Surviving Company until amended in accordance with applicable Law. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company from and after the Effective Time, until amended in accordance with applicable Law. For the avoidance of doubt, the provisions of the Company Charter and Company Bylaws and any Contracts between a director, officer or employee of the Company and the Company in effect as of immediately prior to the Closing will govern the rights of all directors, officers and employees of the Company (including, without limitation, persons who were, at any time, directors, officers and employees of the Company prior to Closing), as applicable, and the obligations of the Company and the Surviving Company, in respect of claims for indemnification based in whole or in part on actions or failures to take action at or prior to the Closing, and neither the amendments thereto contemplated hereby or any amendments or modifications, if any, effected following the Closing will affect, in any manner, the rights of any directors, officers and employees, or the obligations of the Company, including the Surviving Company, thereunder relating to such actions or failures to take action.

1.6 Directors and Officers of the Surviving Company. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Company and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Company.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY; EXCHANGE

OF CERTIFICATES AND PAYMENT

2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any securities of the Company, Parent or Merger Sub:

(a) Merger Sub’s Capital Stock. Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company, subject to Section 2.1(b).

(b) Cancellation of Treasury Stock and Parent Owned Stock and Conversion of Subsidiary Owned Stock. (i) Each share of Company Common Stock that is owned by Parent immediately prior to the Effective Time and any Company Common Stock held in the treasury of the Company immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor and (ii) each share of Company Common Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Company such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Company immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(c) Conversion of Company Common Stock. Subject to Section 2.2(b) and Section 2.2(e), each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock to be canceled or converted in accordance with Section 2.1(b) and Dissenting Shares to be treated in accordance with Section 2.4, will be converted into the right to receive:

(i) $7.00 in cash without interest (the “Cash Consideration”);

(ii) a fraction of a Parent Share (the “Stock Consideration”) equal to the lesser of (A) the quotient of (x) $1.15, divided by (y) the Average Parent Closing Price (the “Implied Exchange Ratio”) and (B) the quotient of 13,000,000 divided by the aggregate number of shares of Company Common Stock (other than shares of Company Common Stock to be canceled or converted in accordance with Section 2.1(b)) outstanding as of the Effective Time (the “Maximum Exchange Ratio”, and such fraction as determined under this Section 2.1(c)(ii), the “Exchange Ratio”); and

(iii) in the event that the Implied Exchange Ratio exceeds the Maximum Exchange Ratio, an amount of cash equal to (A) the Implied Exchange Ratio minus the Maximum Exchange Ratio, multiplied by (B) the Average Parent Closing Price (the “Supplemental Cash Consideration”).

(d) Cancellation of Shares of Company Common Stock. As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and will automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any shares of Company Common Stock (a “Company Certificate”) or shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions, if any, upon surrender or transfer of such Company Certificate or Book-Entry Shares, in each case, in accordance with this Article II, without interest.

2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent will designate a U.S. bank or trust company reasonably acceptable to the Company to act as agent of Parent for purposes of, among other things, mailing and receiving transmittal letters, and distributing the Merger Consideration to the Company Stockholders (the “Exchange Agent”). At or substantially concurrently with the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for payment and exchange in accordance with this Article II through the Exchange Agent, (i) a number of Parent Shares equal to the aggregate number of Parent Shares to be issued as Merger Consideration, and (ii) immediately available funds sufficient to pay the aggregate Cash Consideration, Supplemental Cash Consideration, and any cash payable in lieu of any fractional Parent Shares, in each case to be held by the Exchange Agent in trust for the benefit of the holders of the Company Common Stock (such Parent Shares, funds and any dividends or other distributions payable in accordance with Section 2.2(c) being hereinafter referred to as the “Exchange Fund”). No later than 10 Business Days prior to the Closing Date, Parent shall enter into an agreement with the Exchange Agent, in form and substance reasonably satisfactory to the Company, to effect the applicable terms of this Agreement.

(b) Exchange Procedures.

(i) Promptly, and in any event within 10 Business Days, after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate or Book-Entry Share whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Company Certificates will pass, only upon proper delivery of the Company Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form and have such other provisions as Parent may reasonably specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Company Certificates or, in the case of Book-Entry Shares, the transfer of such Book-Entry Shares in exchange for the Merger Consideration.

(ii) After the Effective Time, and reasonably promptly following surrender or transfer in accordance with this Article II of a Company Certificate or Book-Entry Shares for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the Merger Consideration in the form of (A) the number of whole Parent Shares that such holder has the right to receive pursuant to the provisions of this Article II, after taking into account all the shares of Company Common Stock then held by such holder under all such Book-Entry Shares or Company Certificates so surrendered or transferred, and (B) a check or wire for the full amount of cash that such holder has the right to receive pursuant to the provisions of this Article II, including the Cash Consideration, Supplemental Cash Consideration, cash in lieu of fractional Parent Shares, and certain dividends or other distributions, if any, in accordance with Section 2.2(c), in each case less any required withholding of Taxes, and the Company Certificate or Book-Entry Shares so surrendered or transferred will forthwith be canceled, and Parent’s stock transfer books shall be updated accordingly. The Parent Shares shall be accepted into The Depository Trust Company (“DTC”) and issued in uncertificated book-entry form to such account as shall be specified in the completed letter of transmittal. If payment of the Merger Consideration (along with any cash in lieu of fractional Parent Shares as provided in Section 2.2(e) and any unpaid dividends and other distributions with respect to such Parent Shares as provided in Section 2.2(c)) is to be made to a person other than the person in whose name the surrendered Company Certificate or Book-Entry Shares so transferred is registered on the stock transfer books of the Company or the systems of DTC, as the case may be, it will be a condition of payment that (1) the Company Certificate so surrendered or the Book-Entry Shares so transferred will be endorsed properly or otherwise be in proper form for transfer, and (2) the person requesting such payment (x) will have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Company Certificate surrendered or Book-Entry Shares so transferred or (y) will have established to the satisfaction of the Surviving Company and the Exchange Agent that such Taxes either have been paid or are not applicable. Until surrendered or transferred as contemplated by this Section 2.2(b), each Company Certificate and each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration that the holder thereof has the right to receive in respect of such Company Certificate pursuant to the provisions of this Article II and certain dividends or other distributions, if any, in accordance with Section 2.2(c). No interest will be paid or will accrue on any Merger Consideration or unpaid dividends and other distributions, if any, payable to holders of Company Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Dividends; Other Distributions. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any Company Certificate or Book-Entry Shares that have not been surrendered or transferred with respect to the Parent Shares represented thereby and no cash payment in lieu of fractional Parent Shares will be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional Parent Shares will be paid by Parent to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender or transfer of such Company Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of applicable escheat or similar Laws, following surrender or transfer of any such Company Certificate or Book-Entry Share in accordance herewith, (A) there will be paid to the holder of whole Parent Shares issued in exchange therefor, without interest, in addition to all other amounts to which such holder is entitled under this Article II, (i) at the time of such surrender or transfer, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and the amount of any cash payable in lieu of a fractional Parent Share to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or transfer and with a payment date subsequent to such surrender or transfer payable with respect to such whole Parent Shares and (B) Parent shall pay or cause the Surviving Company to pay all dividends or other distributions, in each case with a record date prior to the Effective Time, that have been declared or made by the Company with respect to the shares of Company Common Stock in accordance with the terms of this Agreement, but that have not been paid on such shares.

(d) No Further Ownership Rights in Company Common Stock. All Parent Shares issued and all Cash Consideration and Supplemental Cash Consideration paid upon the surrender or transfer for exchange of Company Certificates and Book-Entry Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) and Section 2.2(e)) will be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Company Certificates and such Book-Entry Shares, and there will be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or Book-Entry Shares are presented to Parent, the Surviving Company or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates, receipts or scrip representing fractional Parent Shares shall be issued upon the surrender or transfer for exchange of Company Certificates or Book-Entry Shares, no dividend or distribution of Parent will relate to such fractional Parent Shares and such fractional Parent Shares will not entitle the owner thereof to vote or to any rights of a Parent Stockholder.

(ii) Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise be entitled to receive a fraction of a Parent Share (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) shall receive, in lieu thereof, from the Exchange Agent, a cash payment in United States dollars in lieu of such fractional Parent Share either (A) representing that holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions of the aggregate of the fractional Parent Shares which would otherwise have been issued under this Article II (the “Excess Parent Shares”) or (B) cash in accordance with Section 2.2(e)(iii) below. The sale of the Excess Parent Shares shall be (A) executed on The NASDAQ Stock Market and (B) made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion. Until the net proceeds of such sale or sales have been distributed to the holders of Company Certificates or Book-Entry Shares in accordance with this Section 2.2, the Exchange Agent shall hold the net proceeds in trust (the “Exchange Trust”) for those holders. All commissions, fees, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of the Excess Parent Shares shall be paid by Parent and the Surviving Company. As soon as practicable after the determination of the amount of cash to be paid to holders of Company Certificates and Book-Entry Shares in lieu of fractional Parent Shares, the Exchange Agent shall make that amount available to those holders, without interest. The Exchange Agent shall determine the portion of the net proceeds to which each holder of Company Certificates or Book-Entry Shares shall be entitled by multiplying the aggregate amount of the net proceeds by a fraction of which (1) the numerator is the amount of the fractional Parent Shares to which such holder of Company Certificates or Book-Entry Shares is entitled (after taking into account all Company Certificates delivered by such holder) and (2) the denominator is the aggregate amount of fractional Parent Shares to which all holders of Company Certificates and Book-Entry Shares are entitled.

(iii) Notwithstanding the provisions of Section 2.2(e)(ii), Parent may elect, at its option exercised prior to the Effective Time, to pay to the Exchange Agent an amount in cash in United States dollars, to be deposited promptly following the Effective Time, sufficient for the Exchange Agent to pay each holder of Company Certificates or Book-Entry Shares an amount in cash equal to the product obtained by multiplying (A) the fraction of a Parent Share to which such holder would otherwise have been entitled by (B) the closing price for a Parent Share on the NASDAQ Stock Market on the first Business Day immediately following the Effective Time. In such event, all references in this Agreement to the net proceeds from the sale of the Excess Parent Shares and similar references shall be deemed to refer to the payments calculated in the manner set forth in this Section 2.2(e)(iii).

(f) Termination of Exchange Fund and Exchange Trust. Any portion of the Exchange Fund or the Exchange Trust that remains undistributed to the holders of the Company Certificates or Book-Entry Shares for one year after the Effective Time will be delivered to Parent, upon demand, and any holders of Company Certificates or Book-Entry Shares who have not theretofore complied with this Article II may thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof for payment of their claim for Merger Consideration and any dividends or distributions, if any, with respect to Parent Shares. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

(g) No Liability. None of Parent, Merger Sub, the Surviving Company or the Exchange Agent will be liable to any person in respect of any Parent Shares, any dividends or distributions with respect thereto, any cash in lieu of fractional Parent Shares or any cash from the Exchange Fund or Exchange Trust, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Exchange Fund and Exchange Trust. The Exchange Agent will invest any cash in the Exchange Fund and Exchange Trust as directed by Parent; provided, however, that any investment of such cash will in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $25 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon will affect the amounts payable pursuant to this Agreement. Any interest and other income resulting from such investments will be paid to Parent. In the event that the Exchange Fund and Exchange Trust is insufficient to make the payments contemplated by this Article II, Parent will, or will cause the Surviving Company, promptly to deposit additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment. The Exchange Fund and Exchange Trust will not be used for any purpose not expressly provided for in this Agreement.

(i) Lost Certificates. If any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such customary and reasonable amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration and, if applicable, any unpaid dividends and distributions on Parent Shares deliverable in respect thereof, due to such person pursuant to this Agreement.

2.3 Certain Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company or Parent shall occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the

Exchange Ratio, and any other similarly dependent items, as the case may be, shall be equitably adjusted, without duplication, to provide the holders of Company Common Stock (or such rights that are convertible into shares of Company Common Stock) the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.3 shall be construed to permit either the Company or Parent to take any action with respect to its respective securities that is prohibited or not expressly permitted by the terms of this Agreement.

2.4 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 2.1(c), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.1(b)) and held by a record holder or beneficial owner who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is statutorily entitled to exercise appraisal rights and who duly complies with all provisions of Section 262 of the DGCL concerning the right of holders of shares of Company Common Stock to dissent from the Merger and seek appraisal of their shares of Company Common Stock (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the DGCL with respect to such shares of Company Common Stock) will not be converted into a right to receive the Merger Consideration, but instead will be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s appraisal rights pursuant to Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c), without interest thereon and less any required withholding taxes, upon surrender or transfer of such Company Certificate or Book-Entry Shares formerly representing such shares of Company Common Stock in the manner provided in Section 2.2(b). Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned prior to the Effective Time, then the right of any stockholder of the Company to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL will be null and void. The Company will provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent will have the opportunity and right to direct and control all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or to the extent required by Law, the Company will not make any payment with respect to, or settle or agree or offer to settle, any such demands.

2.5 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

2.6 Withholding Rights. The Surviving Company, Parent or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate taxing authority by the Surviving Company, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Company, Parent or the Exchange Agent, as the case may be. The Surviving Company, Parent or the Exchange Agent, as the case may be, shall pay, or shall cause to be paid, all amounts so withheld to the appropriate taxing authority within the period required under applicable Tax Law. In the case of any proposed withholding under Section 1445 of the Code, Parent shall use commercially reasonable efforts to provide to the Company written notice of such proposed withholding at least 14 Business Days prior to the Closing in order to allow the Company to deliver to Parent appropriate certifications exempting payment of the Merger Consideration from withholding under Section 1445 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Document under the headings “Forward Looking Statements,” “Safe Harbor Statement,” “Risk Factors” or any similar section or any disclosures therein that are predictive, cautionary or forward-looking in nature, in each case, other than any specific factual information contained therein) or (ii) as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Company Disclosure Schedule relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure that such disclosure also relates to such other Sections or subsections), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization, Good Standing and Qualification.

(a) The Company and each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing or is subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) under the Laws of the jurisdiction of its organization, (ii) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is qualified to do business and is in good standing or subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) as a foreign corporation or other legal entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except in each case where (x) the failure of any of the Subsidiaries of the Company to be so organized, existing, qualified or in good standing or to have such power or authority or (y) the failure of the Company to be so qualified, be in good standing as a foreign corporation or have such authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent complete and correct copies of the Company Charter and Company Bylaws, each as amended through the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. The Company has not taken any action in breach or violation of any of the provisions of the Company Charter and Company Bylaws, and each Subsidiary of the Company is not in breach or violation of any of the material provisions of their respective certificates of incorporation, bylaws or comparable governing documents, except, in the case of a Subsidiary of the Company, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) A complete and accurate list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary, is listed in Section 3.1(c) of the Company Disclosure Schedule. The Company does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, other than the Subsidiaries or other entities listed in Section 3.1(c) of the Company Disclosure Schedule and excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent (1%) of the outstanding stock of such company.

3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 1,600,000,000 shares of Company Common Stock, of which 421,310,142 shares were issued and outstanding as of December 31, 2015 and (ii) 5,000,000 shares of Company Preferred Stock, par value $0.001, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock have been, and the shares of Company Common Stock which may be issued pursuant to the exercise of Company Stock Options or purchase rights under the Company ESPP, or the vesting of Company Units, will be, when issued in accordance with the terms of the Company Stock Plans and Company ESPP, duly authorized and validly issued and are fully paid and nonassessable. As of December 31, 2015, the Company did not hold any Company Common Stock as treasury shares. As of December 31, 2015, an aggregate of 17,854,352 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which (A) 2,384,945 shares of Company Common Stock are issuable upon the exercise of outstanding Company Stock Options and (B) 15,469,407 shares of Company Common Stock were underlying outstanding Company Units. As of December 31, 2015, an aggregate of 17,303,020 shares of Company Common Stock were reserved for issuance under the Company ESPP.

(b) Except as described in this Section 3.2 and except for changes resulting from the exercise of Company Stock Options or purchase rights under the Company ESPP, or the vesting and settlement of Company Units, in each case outstanding as of November 30, 2015 or issued hereunder as permitted pursuant to Section 5.1(d), there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the capital stock of the Company, (ii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company, or (iii) other commitments or agreements providing for the issuance of additional shares of capital stock of the Company, the sale of treasury shares or for the repurchase or redemption of shares of the capital stock of the Company or any other agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its capital stock.

(c) The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company or one or more of its direct or indirect wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries (other than directors’ qualifying shares or equivalents required to be issued to local employees or nationals as is listed in Section 3.2(c) of the Company Disclosure Schedule) free and clear of any Liens. Except as described in this Section 3.2, there are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of such Subsidiaries’ capital stock or any other agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d) Except for awards to acquire or receive shares of Company Common Stock under a Company Stock Plan or the Company ESPP, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(f) There are no stockholder rights plans (or similar plans containing any aspects commonly referred to as a “poison pill”) under which the Company or its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.3 Corporate Authority; Approvals; Fairness Opinion.

(a) The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and, subject to the Company Stockholder Approval, perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Company Board has, by resolutions duly adopted:

(i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and are fair to and in the best interests of the Company and the stockholders of the Company;

(ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

(iii) subject to the terms hereof, including Section 5.3, recommended to the Company Stockholders that they adopt this Agreement (the foregoing recommendations in clauses (i) through (iii) of this Section 3.3(b), collectively, the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn, except after the date of this Agreement as permitted by this Agreement, including Section 5.3. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

(c) The Company Board has received the opinion of Qatalyst Partners LP (the “Company Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by the holders of Company Common Stock, other than Parent or any affiliate of Parent, pursuant to this Agreement is fair from a financial point of view to such holders, and as promptly as practicable a copy of such opinion will be provided by the Company to Parent, solely for informational purposes, following the date of this Agreement.

3.4 Governmental Filings; No Violations.

(a) Except for (i) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the “HSR Act”) and any other applicable Antitrust Laws, (ii) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Proxy Statement/Prospectus and a registration statement on Form S-4 and the declaration by the SEC of the effectiveness of the Form S-4, and any other federal securities laws, (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) compliance with the applicable requirements of The NASDAQ Stock Market, (vi) compliance with, and notices under, the International Traffic in Arms Regulations and other export regulations, and (vii) compliance with, and filings under, the Laws applicable to approval of an investment by the French Ministère de l’Economie, de l’Industrie et du Numérique (the “French Ministry of the Economy”) under Articles L.151-3 and R.153-1 et seq. of the French Monetary and Financial Code in respect of foreign investment controls (the “French Foreign Investment Laws”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Company Charter or Company Bylaws, (ii) a breach or violation of any Law or Order applicable to the Company or any of its Subsidiaries, (iii) with or without notice, lapse of time or both, a breach or violation of, a cancellation, termination (or right of termination), acceleration of the maturity or performances of (or right of acceleration), or default under, or the creation of a Lien (other than a Permitted Lien) on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected; except in the case of the preceding clauses (ii) or (iii), any such items that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 SEC Filings.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by it on or after January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”; together with any of the foregoing filed with or furnished to the SEC by the Company after the date of this Agreement and prior to the Effective Time, the “Company Filings”).

(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company Filing filed pursuant to the Exchange Act (i) was, and each Company Filing filed subsequent to the date of this Agreement will be, prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not, and each Company Filing filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company Filing that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) With respect to each report on Form 10-K and each quarterly report on Form 10-Q included in the Company Filings, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC.

(f) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC to the individuals responsible for the preparation of the Company Filings to allow timely decisions regarding required disclosure and to make certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act. The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

3.6 Financial Statements; Liabilities.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company Filings (i) fairly present in all material respects, in each case in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (ii) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing.

(b) There are no liabilities or obligations of the Company or any of its Subsidiaries of the type required to be disclosed or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, other than: (i) liabilities or obligations disclosed and provided for in the Company’s unaudited consolidated balance sheet as at September 30, 2015 (the “Company Balance Sheet”) or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice in all material respects since September 30, 2015 (the “Company Balance Sheet Date”) or arising or incurred in connection with or contemplated by this Agreement, and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since January 1, 2014, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company Filings or except as may be required or permitted by any Governmental Entity. The reserves reflected in Company’s financial statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) To the Knowledge of the Company, since January 1, 2014, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has, since January 1, 2014, received written notice of any substantive complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any current director or executive officer of the Company.

(f) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or authorized representative of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.7 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date of this Agreement, except for events giving rise to, or contemplated by, this Agreement or the Dialog Merger Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and neither the Company nor any of its Subsidiaries have taken any action that would be prohibited by Section 5.1(b), 5.1(e), 5.1(f), 5.1(g), 5.1(h), 5.1(j), 5.1(l), 5.1(m), 5.1(o), 5.1(p) or, to the extent related to any of the foregoing clauses, 5.1(q), in each case without giving effect to the Enhanced Covenants.

(b) Since the Company Balance Sheet Date through the date of this Agreement, there has not been any development, fact, change, event, effect, occurrence or circumstance that has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8 Compliance with Law.

(a) The Company and each of its Subsidiaries are, and at all times since January 1, 2014 have been, in compliance with Law applicable to the Company or such Subsidiary, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.8(a) does not relate to employee benefits matters, environmental matters, Tax matters or intellectual property rights matters that are the subjects of independent representations set forth in Sections 3.10, 3.11, 3.12 and 3.14, respectively.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted (the “Company Permits”), (ii) the Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits, and since January 1, 2014, there has occurred no material violation of, material default (with or without notice or lapse of time or both) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any Company Permit, and (iii) there is no event that has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Company Permit.

(c) The Company and each of its Subsidiaries are, and have at all times since January 1, 2014, been in compliance in all material respects with applicable United States and foreign export control laws and regulations, including, without limitation, the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC. Without limiting the foregoing, there are no pending or, to the Knowledge of the Company, threatened claims or investigations by any Governmental Entity of potential violations against the Company or any of its Subsidiaries with respect to export activity or export licenses, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Since January 1, 2014, neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, no director, officer, agent, employee or other Person acting at the direction of the Company or any of its Subsidiaries has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar anti-corruption or anti-bribery Laws applicable to the Company or its Subsidiaries (collectively, “Anti-Corruption Laws”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2014, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. The Company has established internal controls and procedures reasonably sufficient to ensure material compliance with applicable Anti-Corruption Laws.

3.9 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgments, Orders or decrees, except for those judgments, Orders or decrees that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all material Company Benefit Plans.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and in each case the regulations thereunder;

(ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and no events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan;

(iii) neither the Company nor any Company ERISA Affiliate has in the past six years (x) maintained a Company Benefit Plan that was subject to Section 412 of the Code or Title IV of ERISA or had any liability with respect to such plan or (y) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to ERISA;

(iv) no Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code;

(v) with respect to each Company Foreign Benefit Plan that is required by Law to be funded and/or book-reserved, such Company Foreign Benefit Plan is funded and/or book reserved in all material respects, as appropriate, based upon reasonable actuarial assumptions;

(vi) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) severance benefits that do not exceed three years following termination of employment or (C) group life and disability insurance policies made available to current workers;

(vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or the prior six plan years have been paid or accrued in accordance with GAAP;

(viii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or any Company ERISA Affiliate; and

(ix) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which would individually or in the aggregate reasonably be expected to result in any liability of the Company or any of its Subsidiaries.

(c) Other than as set forth in Section 3.10(c) of the Company Disclosure Schedule, no Company Benefit Plan or Company Stock Plan exists that would (i) result in the payment to any current Company Employee of any compensation becoming due, or accelerate the time of payment or vesting of compensation, or increase the compensation owed to any current Company Employee or (ii) give rise to the payment of any “parachute payment” under Section 280G of the Code, in any case as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event).

3.11 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and at all times since January 1, 2014 have been, in compliance with all applicable Environmental Laws, (ii) none of the properties currently or, to the Company’s Knowledge, formerly owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Materials in amounts exceeding the levels allowed or otherwise permitted by applicable Environmental Laws, (iii) since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written notices, demand letters, citations, summons, complaints or requests for information from any federal, state, local or foreign Governmental Entity or other Person, and no proceeding or investigation is pending, or to the Company’s Knowledge threatened, indicating or alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, (iv) there have been no Releases of any Hazardous Material at, onto, or from any properties presently or, to the Company’s Knowledge, formerly owned, leased or operated (during or resulting or arising from the time such former properties were owned, leased, or operated) by the Company or any of its Subsidiaries or at any property or facility to which the Company or its Subsidiaries have sent waste, and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any pending, or to the Company’s Knowledge threatened, liability, suit, settlement, Order, regulatory requirement, judgment, notice of violation or written claim asserted or arising under or relating to any Environmental Law. Neither the Company nor any of its Subsidiaries owns, leases or operates any real property in New Jersey or Connecticut, and the consummation of the transactions contemplated hereby requires no filings or notifications to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the Connecticut Property Transfer Law (Sections 22a-134 through 22a-134e of the Connecticut General Statutes). It is agreed and understood that no representation or warranty is made with respect to the Company or its Subsidiaries in respect of environmental matters in any Section of this Agreement other than Sections 3.4, 3.5, 3.6, 3.7, 3.8(b), 3.17, 3.19 and this Section 3.11.

3.12 Taxes. Except in the case of clauses (i), (ii), (viii) or (ix) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) each of the Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with

GAAP, (iii) there are not pending any audits, examinations, investigations or other proceedings in respect of material Taxes owed or claimed to be owed by the Company or any of its Subsidiaries, (iv) there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, (v) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported to be governed, in whole or in part, by Section 355(a) or 361 of the Code (or any similar provision of state, local or foreign Law), (vi) no Person has granted any extension or waiver of the statute of limitations period applicable to any material Tax of the Company or any of its Subsidiaries, which period (after giving effect to said extension or waiver) has not yet expired, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any comparable provision of Law) that has been entered into by the Company or any of its Subsidiaries, (vii) neither the Company nor any of its Subsidiaries has ever entered into any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a) (other than transactions for which Form 8886 was filed with the Company’s Tax Returns), (viii) the Company and each of its Subsidiaries have timely withheld and timely remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and (ix) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of applicable Law), or as a transferee or successor.

3.13 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any material collective bargaining Contract with any labor organization, works council, trade union or other employee representative with respect to employees based in the United States. To the Knowledge of the Company, there are no (and since January 1, 2014 there has not been any) ongoing or threatened union organization or decertification activities or proceedings relating to any employees of the Company or any of its Subsidiaries, and as of the date of this Agreement no demand for recognition as the exclusive bargaining representative of any employees is pending by or on behalf of any labor organization, works council, trade union or other employee representative. There is no pending or, to the Knowledge of the Company, threatened strike, lockout, work stoppage or other material labor disputes against or involving the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no unfair labor practice charges pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.14 Intellectual Property. Section 3.14(a) of the Company Disclosure Schedule contains a list of all Company Inbound Licenses, other than Patent cross-licenses, that are material to the business of the Company and its Subsidiaries, taken as a whole, other than shrink-wrap or similar off-the-shelf software licenses. Section 3.14(b) of the Company Disclosure Schedule contains a list of all Company Outbound Licenses, other than Patent cross-licenses, that are material to the business of the Company and its Subsidiaries, taken as a whole. Section 3.14(c) of the Company Disclosure Schedule contains a list of all Patent cross-licenses of the Company or its Subsidiaries that contain any ongoing rights or obligations. All material Company-Owned IP is owned by the Company or one or more of its Affiliates free and clear of all material Liens (excluding Company Customer Contracts or other non-exclusive licenses entered into in the ordinary course of business), and to the Knowledge of the Company, is freely transferable, licensable and alienable. To the Knowledge of the Company, neither the business of the Company as it is currently conducted, nor that of its Subsidiaries, infringes, misappropriates or otherwise makes unauthorized use of any Intellectual Property of any Person in any material way or in a manner that would create a material liability for the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement and since January 1, 2014, neither the Company nor any of its Subsidiaries has received a written communication from any third party asserting that the Company is or will be obligated to take a license under any Intellectual Property owned by any third party in order to continue to conduct its business as currently conducted or claiming that the Company’s or any of its Subsidiaries’ business(es) as is currently conducted infringes, misappropriates or otherwise makes unauthorized use of any Intellectual Property of any Person. The Company has taken commercially reasonable actions in accordance with normal industry practice to create, protect, enforce, maintain and preserve the Company-Owned IP. Neither the Company nor any of its Subsidiaries is in material breach of any Company Inbound License or Company Outbound License that is material to the business of the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not cause the Company or any of its Subsidiaries to be in breach of any Company Inbound License or Company Outbound License that is material to the business of the Company or its Subsidiaries, taken as a whole, or otherwise result in a loss of any rights with respect to, or additional restrictions on the use of, any Company-Owned IP. To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not, after consummation of the Merger, result in Parent or any of its Subsidiaries or Affiliates being required, in accordance with the terms of any Company Outbound License pursuant to which the Company has granted a license to use any Patents owned by the Company or a covenant not to sue or other substantial right of use with respect to any Patents owned by the Company, to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ or Affiliates’ Patents (except with respect to the Company-Owned IP), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.15 Insurance. Each of the material insurance policies and material self-insurance programs and arrangements relating to the current conduct of the business of the Company and its Subsidiaries as of the date of this Agreement (the “Company Insurance Arrangements”) is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due and payable under such Company Insurance Arrangements have been paid when due and (b) the Company and its Subsidiaries are otherwise in material compliance with the terms thereof.

3.16 Properties.

(a) Except (i) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) for Permitted Liens, the Company and its Subsidiaries have good title to, or valid leasehold or sublease interests in (or other comparable contract rights in or relating to), all tangible properties and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens (other than Permitted Liens), except for conditions or defects in title or Liens that in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect.

(b) Section 3.16(b) of the Company Disclosure Schedule contains a list of all real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Company Owned Real Property”) that is material to the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and fee simple title to all Company Owned Real Property, free and clear of all Liens other than Permitted Liens.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license requiring annual payments in excess of $100,000 (each, a “Company Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is, to the Company’s Knowledge, valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Company Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Lease, and (iii) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Lease.

3.17 Material Contracts.

(a) As used herein, “Company Material Contracts” will mean this Agreement, all Contracts filed or required to be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014 (the “2014 Company 10-K”) or filed as exhibits to the Company SEC Documents that were filed after the 2014 Company 10-K and that are available as of the date of this Agreement, and the following additional Contracts to which the Company or any of its Subsidiaries is a party or bound (but in all cases excluding any (w) Company Benefit Plan, (x) Contract related thereto, (y) Company Inbound License or Company Outbound License and (z) Company Lease):

(i) Contracts required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) Contracts requiring the performance of services or delivery of goods, products or developmental, consulting or other services by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, and as to which any Company Major Customer or Governmental Entity is a counterparty, excluding purchase orders issued in the ordinary course of business for which no master Contract is maintained or effective;

(iii) Contracts requiring the performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, that are material to the Company and its Subsidiaries, taken as a whole, and as to which any Company Major Supplier is a counterparty, excluding purchase orders issued in the ordinary course of business for which no master Contract is maintained or effective;

(iv) each Contract that (A) grants any exclusive rights to any third party, including any exclusive supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company-Owned IP, or (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any third party, except in the case of each of clauses (A), (B), and (C) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(v) notes, debentures, bonds, conditional sale or equipment trust agreements, letter of credit agreements, loan agreements or other contracts or commitments for the borrowing or lending of money (including loans to or from officers, directors, Company Stockholders or any members of their immediate families), or agreements or arrangements for a line of credit, except for any such agreement (A) with an aggregate outstanding principal amount not exceeding $5,000,000 or (B) between or among any of the Company and any of its Subsidiaries; or guarantees, pledges or undertakings of the indebtedness for borrowed money of any other Person, except for any such agreement (x) with potential liability thereunder not exceeding $5,000,000 or (y) between or among any of the Company and any of its Subsidiaries;

(vi) Contracts for any capital expenditure in excess of $5,000,000;

(vii) Contracts pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien on properties or other assets of the Company or any of its Subsidiaries, other than any Permitted Liens;

(viii) Contracts under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,000,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(ix) Contracts entered into since January 1, 2014 in connection with the settlement or other resolution of any action or proceeding under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or that involved payment by the Company or any of its Subsidiaries of more than $5,000,000; and

(x) Contracts limiting or restraining the Company or any of its Subsidiaries from engaging or competing in any lines of business with any Person (other than Contracts entered into in the ordinary course of business that do not, and would not reasonably be expected to, materially impair the operation of the Company’s business as currently operated and currently contemplated to be operated, and other than distribution or sales representative arrangements for specific geographic areas that the Company enters into the ordinary course of business);

other than, in each of the foregoing clauses (i) through (x), the Company Fee Letter and Contracts that are purchase orders (or other similar Contracts relating primarily to quantity, price or similar terms) entered into in the ordinary course of business for which no master Contract is maintained or effective.

(b) Section 3.17(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound as of the date of this Agreement and not otherwise disclosed in the Company SEC Documents. The Company has posted in the Company Data Room a true and complete copy of each such Company Material Contract.

(c) Neither the Company nor any Subsidiary of the Company is in breach of or default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) the terms of any Company Material Contract, where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company,

no other party to any Company Material Contract is in breach of or in default under the terms of any such Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect.

3.18 Customers and Suppliers. Section 3.18(a) of the Company Disclosure Schedule lists the five largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended September 30, 2015) (each, a “Company Major Customer”). Section 3.18(b) of the Company Disclosure Schedule lists the five largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended September 30, 2015) (each, a “Company Major Supplier”). Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received, as of the date of this Agreement, any written notice from any Company Major Customer or Company Major Supplier that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

3.19 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference (i) in the registration statement on Form S-4 or other applicable form to be filed with the SEC by Parent in connection with the Parent Shares to be issued in the Merger (together with any amendments or supplements thereto, the “Form S-4”), at the time the Form S-4 becomes effective under the Securities Act or the Exchange Act, as applicable, or at the Effective Time, or (ii) in the Proxy Statement/Prospectus, at the date it is first published or, as applicable, mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

3.20 Brokers and Finders. Except for the Company Financial Advisor, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated by this Agreement. The Company has made available to Parent a summary of the material terms of its fee arrangement with the Company Financial Advisor (the “Company Fee Letter”).

3.21 Interested Stockholder. None of the Company or its Affiliates (a) beneficially owns any Parent Shares, (b) has any plans or arrangements relating to the voting or ownership of shares with any holder of Parent Shares, (c) has been, is or will be, including following the consummation of the Merger, an “interested stockholder” as defined in Section 203 of the DGCL, or (d) has taken, or authorized or permitted to be taken, any action that would reasonably be expected to cause any of them to be deemed to be such an interested stockholder.

3.22 Voting Requirement. Assuming the accuracy of the representations and warranties set forth in Section 4.14, the affirmative vote in favor of the adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement, the Merger and the transactions contemplated by this Agreement (collectively, the “Company Stockholder Approval”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the Parent SEC Documents filed prior to the date of this Agreement (excluding any disclosures set forth in any such Parent SEC Documents under the headings “Risk Factors” or any similar section or any disclosures therein that are predictive, cautionary or forward-looking in nature, in each case, other than any specific factual information contained therein) or (ii) as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Parent Disclosure Schedule relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure that such disclosure also relates to such other Sections or subsections), each of Parent and Merger Sub represents and warrants to the Company as follows:

4.1 Organization, Good Standing and Qualification.

(a) Each of Parent and Merger Sub and each other Subsidiary of Parent (i) is duly organized, validly existing and in good standing or is subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) under the Laws of the jurisdiction of its organization, (ii) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is qualified to do business and is in good standing or subsisting (with respect to jurisdictions that recognize the concept of good standing or subsisting) as a foreign corporation or other legal entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except in each case where (x) the failure of any of the Subsidiaries of Parent to be so organized, existing, qualified or in good standing or to have such power or authority or (y) the failure of Parent or Merger Sub to be so qualified, be in good standing as a foreign corporation or have such authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has made available to the Company complete and correct copies of the Parent Charter, the Parent Bylaws, the certificate of incorporation of Merger Sub and bylaws of Merger Sub, each as amended through the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. Parent and Merger Sub have not taken any action in breach or violation of any of the provisions of the Parent Charter, Parent Bylaws, certificate of incorporation of Merger Sub and bylaws of Merger Sub, and each Subsidiary of Parent is not in breach or violation of any of the material provisions of their respective certificates of incorporation, bylaws or comparable governing documents, except, in the case of a Subsidiary of Parent, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 450,000,000 shares of Parent Common Stock, of which 203,498,524 shares were issued and outstanding as of December 31, 2015 and (ii) 5,000,000 shares of Parent Preferred Stock, par value $0.001, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of December 31, 2015, Parent held 23,918,265 Parent Common Stock as treasury shares. As of

September 30, 2015, an aggregate of 5,338,125 shares of Parent Common Stock were reserved for issuance under Parent’s 2001 Employee Stock Purchase Plan, as amended, and Parent’s International Employee Stock Purchase Plan, as amended, and an aggregate of 16,338,701 shares of Parent Common Stock were reserved for issuance under all other Parent equity plans, of which (A) 976,962 shares of Parent Common Stock are issuable upon the exercise of outstanding Parent Stock Options and (B) 6,353,195 shares of Parent Common Stock were underlying outstanding Parent RSUs and other types of awards.

(b) Except as described in this Section 4.2 and except for changes since December 31, 2015 resulting from the exercise of Parent Stock Options and settlement of Parent RSUs outstanding on such date or the grant of stock-based compensation to directors or employees, as of the date hereof, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the capital stock of Parent, (ii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Parent, or (iii) other commitments or agreements providing for the issuance of additional shares of capital stock of Parent, the sale of treasury shares or for the repurchase or redemption of shares of the capital stock of Parent or any other agreements of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any of its capital stock.

(c) The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, all of which are validly issued and outstanding. All of the issued and outstanding shares of common stock of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the transactions contemplated hereby.

(d) None of Parent or Merger Sub owns, or, prior to the Effective Time, will own, beneficially or of record, any shares of capital stock of the Company.

(e) The Parent Shares issuable in accordance with this Agreement, including, but not limited to, Article II and Section 5.15 of this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, free of any Liens, and issued in compliance with all applicable securities Laws. The issuance of such Parent Shares will not be subject to any preemptive or similar rights and will not violate the organizational documents of Parent or any material Contract to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party or by which Parent, Merger Sub or any of Parent’s Subsidiaries or any of their respective properties is bound.

4.3 Corporate Authority; Approvals.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Parent Board has unanimously, by resolutions duly adopted:

(i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and are fair to and in the best interests of Parent and the Parent Stockholders; and

(ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

(c) No vote of any holders of any class or series of Parent’s capital stock is necessary to approve or adopt this Agreement, the Merger or the transactions contemplated hereby.

4.4 Governmental Filings; No Violations.

(a) Except for (i) compliance with, and filings under, the HSR Act, any other applicable Antitrust Laws, (ii) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Proxy Statement/Prospectus and a registration statement on Form S-4 and the declaration by the SEC of the effectiveness of the Form S-4, and any other federal securities laws, (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) compliance, filings with and approvals of The NASDAQ Stock Market to permit the Parent Shares that are to be issued in the Merger to be listed on The NASDAQ Stock Market, and (vi) compliance with, and filings under, the French Foreign Investment Laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals or authorizations required to be obtained by either Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by each of Parent and Merger Sub or the consummation of the Merger, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Parent Charter, (ii) a breach or violation of any Law or Order applicable to Parent, Merger Sub or any of their respective Subsidiaries, or (iii) with or without notice, lapse of time or both, a breach or violation of, a cancellation, termination (or right of termination), acceleration of the maturity or performances of (or right of acceleration), or default under, or the creation of a Lien (other than a Permitted Lien) on any of the assets of Parent, Merger Sub or any of Parent’s Subsidiaries pursuant to any Contract to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party or by which Parent, Merger Sub or any of Parent’s Subsidiaries or any of their respective properties is bound or affected; except in the case of the preceding clauses (ii) or (iii), any such items that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Parent Filings.

(a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by it on or after January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”; together with any of the foregoing filed with or furnished to the SEC by Parent after the date of this Agreement and prior to the Effective Time, the “Parent Filings”).

(b) No Subsidiary of Parent is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Parent Filing filed pursuant to the Exchange Act (i) was, and each Parent Filing filed subsequent to the date of this Agreement will be, prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not, and each Parent Filing filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Parent Filing that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) With respect to each report on Form 10-K and each quarterly report on Form 10-Q included in the Parent Filings, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC.

(f) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC to the individuals responsible for the preparation of the Parent Filings to allow timely decisions regarding required disclosure and to make certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act. Parent maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.6 Financial Statements; Liabilities.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent Filings (i) fairly present in all material respects, in each case in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (ii) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing.

(b) There are no liabilities or obligations of Parent or any of its Subsidiaries of the type required to be disclosed or reserved against in the consolidated balance sheet of Parent and its consolidated Subsidiaries prepared in accordance with GAAP, other than: (i) liabilities or obligations disclosed and provided for in Parent’s unaudited consolidated balance sheet as at September 30, 2015 (the “Parent Balance Sheet”) or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice in all material respects since September 30, 2015 (the

“Parent Balance Sheet Date”) or arising or incurred in connection with or contemplated by this Agreement, and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Since January 1, 2014, there has been no change in Parent’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to Parent’s financial statements, except as described in the Parent Filings or except as may be required or permitted by any Governmental Entity. The reserves reflected in the Parent’s financial statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) To the Knowledge of Parent, since January 1, 2014, neither Parent nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor, accountant, consultant or representative of Parent or any of its Subsidiaries has, since January 1, 2014, received written notice of any substantive complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any current director or executive officer of Parent.

(f) To the Knowledge of the Parent, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor, accountant, consultant or authorized representative of Parent or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

4.7 Absence of Certain Changes.

(a) Since the Parent Balance Sheet Date through the date of this Agreement, except as for events giving rise to, or contemplated by, this Agreement, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business.

(b) Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any development, fact, change, event, effect, occurrence or circumstance that has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.8 Compliance with Law.

(a) Parent and each of its Subsidiaries are, and at all times since January 1, 2014 have been, in compliance with Law applicable to Parent or such Subsidiary, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity outstanding against Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 4.8 does not relate to intellectual property rights matters that are the subjects of independent representations set forth in Section 4.10.

(b) Parent and each of its Subsidiaries are, and at all times since January 1, 2014 have been, in compliance in all material respects with applicable United States and foreign export control laws and regulations, including, without limitation, the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC. Without limiting the foregoing, there are no pending or, to the Knowledge of Parent, threatened claims or investigations by any Governmental Entity of potential violations against Parent or any of its Subsidiaries with respect to export activity or export licenses, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Since January 1, 2014, neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, no director, officer, agent, employee or other Person acting at the direction of Parent or any of its Subsidiaries has, directly or indirectly, taken any action which would cause it to be in violation of any Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2014, neither Parent, nor any of its Subsidiaries, nor, to the Knowledge of Parent, any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. Parent has established internal controls and procedures reasonably sufficient to ensure material compliance with applicable Anti-Corruption Laws.

4.9 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no actions, suits or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgments, Orders or decrees, except for those judgments, Orders or decrees that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.10 Intellectual Property. To the Knowledge of Parent, neither the business of Parent as it is currently conducted, nor that of its Subsidiaries, infringes, misappropriates or otherwise makes unauthorized use of any Intellectual Property of any Person, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.11 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference (i) in the Form S-4 at the time the Form S-4 becomes effective under the Securities Act or the Exchange Act, as applicable, or at the Effective Time, or (ii) in the Proxy Statement/Prospectus, at the date it is first published or, as applicable, mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus.

4.12 Brokers and Finders. Except for the Parent Financial Advisor, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated by this Agreement.

4.13 Availability of Funds. The cash or other sources of immediately available funds, including undrawn amounts in Parent’s credit facilities, that Parent and Merger Sub have or will have prior to the Closing (without receipt of the proceeds from any Financing contemplated by Section 5.18), are in an amount sufficient to enable Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby, to refinance any indebtedness required to be refinanced in connection therewith and to pay any related fees and expenses.

4.14 Interested Stockholder. None of Parent, Merger Sub or their respective Affiliates (a) beneficially owns any shares of Company Common Stock, (b) has any plans or arrangements relating to the voting or ownership of shares with any holder of shares of Company Common Stock, (c) has been, is or will be, including following the consummation of the Merger, an “interested stockholder” as defined in Section 203 of the DGCL, or (d) has taken, or authorized or permitted to be taken, any action that would reasonably be expected to cause any of them to be deemed to be such an interested stockholder.

ARTICLE V

COVENANTS

5.1 Company Interim Operations. Except (i) as contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) as consented to in writing by Parent, which consent will not be unreasonably withheld, conditioned or delayed with respect to the matters in clauses (a), (e) (to the extent specifically set forth therein), (g), (i), (k), (l), (m), (n), (p) or, to the extent related thereto, (q) of this sentence, or clauses (i) to (v) of the next sentence, of this Section 5.1, the Company covenants that, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time:

(a) the Company and each of its Subsidiaries will (i) conduct business only in the ordinary course of business consistent in all material respects with past practice and (ii) to the extent consistent therewith, use commercially reasonable efforts to (A) preserve intact its current business organization, (B) maintain its existing relationships with its customers and suppliers, and (C) keep available the services of its present executive officers and key employees; provided that no action or failure to take action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) through (q) will constitute a breach under this Section 5.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 5.1(b) through (q), as applicable;

(b) (i) the Company will not amend the Company Charter or Company Bylaws and (ii) none of the Subsidiaries of the Company will amend their respective charter, bylaws or equivalent governance documents;

(c) the Company will not, and will not permit any of its Subsidiaries to, (i) authorize or pay any dividends on or make any distribution with respect to its outstanding Shares or other equity securities (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions made by a direct or indirect wholly owned Subsidiary of the Company to its parent or (ii) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding Shares or other equity securities (except in respect of any purchase price or applicable Tax withholding in connection with the exercise or settlement of any Company Stock Option or Company Unit);

(d) except for (i) transactions exclusively among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, (ii) issuances of Shares in respect of any Company Stock Options or Company Units outstanding on the date of this Agreement, (iii) grants of purchase rights, or issuance of Shares in respect of previously granted purchase rights, under the Company ESPP in the ordinary course of business, subject to Section 5.15(d), or (iv) grants of Shares or securities convertible into or exchangeable for Shares in lieu of director’s fees, the Company will not, and will not permit any of its Subsidiaries to, (x) issue, sell, pledge, dispose of or encumber (other than Permitted Liens), or authorize the issuance, sale, pledge, disposition or encumbrance (other than Permitted Liens) of, any Shares or any securities convertible into or exchangeable for Shares, or any rights, warrants or options to acquire Shares or convertible or exchangeable securities with respect to Shares (“Company Equity”), or (y) split, combine or reclassify the Shares or any outstanding capital stock of any of the Company’s Subsidiaries;

(e) except to the extent required by Contracts in existence as of the date of this Agreement or by Law, the Company will not and will not permit any of its Subsidiaries to:

(i) increase (or promise to increase) in any manner the compensation and benefits of any of its directors, executive officers, employees, consultants, independent contractors or service providers, provided, that, (x) from and after July 1, 2016, the Company and its Subsidiaries may (A) increase the compensation and benefits of Non-Executive Employees of the Company and its Subsidiaries, as long as that the aggregate increase does not exceed 3% of the aggregate compensation and benefits for all Non-Executive Employees in effect immediately prior to the proposed increase, and (B) increase the compensation rates of external consultants, independent contractors or service providers that are implemented annually in the ordinary course of business (up to 3% or less in the aggregate) by such external consultants, independent contractors or service providers, and (y) the Company and its Subsidiaries, at any time, may promise or grant retention bonuses in the form of cash and/or Company Units that do not exceed $750,000 in value in the aggregate to Non-Executive Employees; provided that such retention bonuses shall not be paid or vest prior to the date that is 90 days after the Closing Date, and the Company shall provide to Parent a list of all persons receiving retention bonuses and the maximum amounts of such retention bonuses on an individual by individual basis pursuant to this clause (y) prior to the promise or grant thereof; or

(ii) enter into, amend (other than amendments that do not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit program, policy, arrangement or agreement), adopt, implement, grant, increase any benefits under, or otherwise commit itself to any new or amended compensation or benefit plan, program, policy or Contract including any pension, retirement, profit-sharing, bonus, severance, retention, change-in-control, collective bargaining, work council agreement or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement or arrangement with or for the benefit of any employee, director, consultant, independent contractor or service provider, other than (A) as permitted under Section 5.1(e)(i), (B) renewal of existing health and welfare programs in the ordinary course of business and without a material increase in cost to the Company, (C) with respect to termination or demotion of employees below the level of Vice President or consultants, in the ordinary course of business consistent with past practice, (D) compensation or fees that are paid to independent contractors or other non-employee service providers that are engaged for a service period that terminates without penalty within six months from the date on which the engagement commences, and (E) with respect to the hiring of any employees, the Company and its Subsidiaries shall be permitted to hire employees as long as:

(1) with respect to employees who are hired at any time by the Company or its Subsidiaries for principally non-managerial or non-professional roles at the manufacturing or testing operations existing in Colorado Springs, Colorado or the Philippines in the ordinary course of business, the Company and its Subsidiaries shall be permitted to hire such employees (in the United States, only on an at-will basis), provided such employees receive compensation and benefits that are consistent with and not materially different from prior Company practices, including severance, termination, change-in-control or retention benefits but in no event Company Equity;

(2) with respect to Designated Employees, employees located in France or Germany, or employees who would be subject to a collective bargaining Contract with any labor organization, works council, trade union or other employee representative, the Company and its Subsidiaries shall be permitted to hire such employees solely on or after the Enhanced Covenants Date, (x) Replacement Employees, as long as the compensation arrangement for each Replacement Employee does not exceed 110% of the compensation received by the employee being replaced, or (y) new hire employees to the extent that, for each new hire employee, an open requisition for a comparable Replacement Employee is cancelled or terminated and the terms of employment for that new hire are consistent with the Company’s past practices; and

(3) with respect to employees whose hiring would not be covered by the immediately preceding clauses (1) or (2), the Company and its Subsidiaries shall be permitted to hire:

(A) Replacement Employees, provided that the cash compensation arrangement for each Replacement Employee does not exceed 110% of the cash compensation received by the employee being replaced and the Company Equity awards and severance, termination, change-in-control and retention benefits granted to the Replacement Employee are comparable to those awarded to the employee being replaced; and

(B) new hire employees who do not qualify as Replacement Employees, if, in connection with each new hire, the Company or its Subsidiaries terminates or cancels one open Replacement Employee requisition for each employee hired pursuant to this clause (B) and the terms of employment for that new hire are consistent with the Company’s past practices (including the receipt of Company Equity awards and participation or inclusion of that new hire in any severance, termination, change-in-control or retention programs that are in effect on the date of this Agreement);

provided, however, that the Company and its Subsidiaries shall not hire (a) any new hire employees prior to the Enhanced Covenants Date, other than pursuant to Section 5.1(e)(ii)(1) and up to 20 new hire employees pursuant to Sections 5.1(e)(ii)(2)(y) and 5.1(e)(ii)(3)(B) and (b) any person, as a Replacement Employee or otherwise, for a position of “Director” or above without the prior consent of Parent, which shall not be unreasonably withheld, conditioned or delayed;

(f) the Company will not, and will not permit any of its Subsidiaries to, make any loans or advances to any of its directors and executive officers (other than travel and payroll advances in the ordinary course of business consistent with past practice in type and amount) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons;

(g) the Company will not, and will not permit any of its Subsidiaries to, incur, assume, guarantee, endorse, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), or make any material loans, advances or capital contributions to, or investments in, any other Person, except for (i) any indebtedness for borrowed money among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, (ii) indebtedness for borrowed money that will be paid prior to the Closing, and which does not subject the Company or any of its Subsidiaries to material pre-payment or other penalties, that is incurred in the ordinary course of business and in an amount not to exceed $5,000,000 in aggregate principal amount, (iii) letters of credit issued and maintained in the ordinary course of business consistent with past practices, and (iv) prepayment of Retired Company Indebtedness pursuant to Section 5.18(b);

(h) the Company will not, and will not permit any of its Subsidiaries to, change any of the material accounting methods, principles or practices used by it unless required by, or as advised by the Company’s regular public independent accountant due to, a change in GAAP or, with respect to a Subsidiary, any other accounting standard used by any such Subsidiary as of the date of this Agreement;

(i) the Company will not, and will not permit any of its Subsidiaries to (A) change or revoke any material income Tax election, (B) file any material amended income Tax Return, (C) settle or compromise any material liability for income Taxes or surrender any claim for a refund of a material amount of income Taxes, or (D) change any material method of Tax accounting, other than in the case of clauses (B) and (C) hereof in respect of any income Taxes that have been identified in the reserves for income Taxes in the Company’s GAAP financial statements;

(j) the Company will not, and will not permit any of its Subsidiaries to, acquire (except in respect of any mergers, consolidations, business combinations among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries), including by merger, amalgamation, consolidation or other business combination, acquisition of stock or assets, tender offer, exchange offer or similar transaction, any corporation, partnership, limited liability company, other business organization or any division thereof, or any equity interests thereof, or any material amount of assets in connection with acquisitions or investments, other than the purchase of supplies, equipment and products in the ordinary course of business, including any acquisition that could constitute an acquisition of a Significant Subsidiary (as defined in Regulation S-X under the Exchange Act) of the Company or otherwise require (A) a pre-effective amendment of the Form S-4 containing new financial information required by either Rule 3-05 or Article 11 under Regulation S-X under the Exchange Act or (B) a post-effective amendment of the Form S-4, in either case, whether by incorporation by reference or otherwise;

(k) except in the ordinary course of business consistent in all material respects with past practice, the Company will not, and will not permit any of its Subsidiaries to, (x) renew, extend, terminate, amend in any material respect or waive any of its material rights under any Company Material Contract or (y) enter into, extend, terminate, amend in any material respect or waive any of its material rights under any Contract that would constitute a Company Material Contract if entered into prior to the date of this Agreement;

(l) the Company will not, and will not permit any of its Subsidiaries to, make or authorize any capital expenditure, other than (A) capital expenditures of less than $1,000,000 for a single item of capital expenditure, with no more than $5,000,000 of new commitments to capital expenditure in the aggregate per quarter, and (B) unforeseen and unplanned capital expenditures that are required, in the good faith determination of the Company, to address unexpected emergency manufacturing or production issues, provided that the Company will give prior written notice to Parent of its intention to undertake such unforeseen and unplanned capital expenditures;

(m) except in the ordinary course of business consistent in all material respects with past practice, the Company will not, and will not permit any of its Subsidiaries to, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its tangible assets, tangible properties or businesses, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business (including dispositions of inventory or of obsolete equipment in the ordinary course of business), (ii) enter into any lease or sublease of material real property (whether as a lessor, sublessor, lessee or sublessee, and whether a new lease or a renewal of an existing lease) with aggregate annual payments that exceeds $5,000,000 or (iii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, Lien or charge affecting any Company Owned Real Property or real property leased under a Company Lease, or any part thereof, or convey any interest in any Company Owned Real Property or real property leased under a Company Lease;

(n) except in the ordinary course of business consistent in all material respects with past practice, the Company will not, and will not permit any of its Subsidiaries to (i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company-Owned IP, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company-Owned IP, or (ii) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company-Owned IP;

(o) the Company will not, and will not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement or the liquidation or dissolution of wholly owned Subsidiaries);

(p) (i) settle, or offer or propose to settle any litigation, arbitration or other proceeding involving or against the Company or any of its Subsidiaries (other than settlements that provide only for (x) insignificant ancillary ordinary course non-monetary relief, such as repair or replacement of materials or (y) lump sum payments by the Company or any of its Subsidiaries, not to exceed $5,000,000 in the aggregate) or (ii) commence any material litigation, arbitration or other proceeding; and

(q) the Company will not, and will not permit any of its Subsidiaries to, enter into a Contract to do any of the foregoing.

In addition to the covenants set forth in clauses (a) through (q) of the immediately preceding sentence, from the date of this Agreement until the earliest to occur of the Effective Time, the date that is 120 days after the date of this Agreement (the “Enhanced Covenants Date”) or the termination of this Agreement in accordance with its terms, the Company shall be subject to the restrictions and limitations set forth in the immediately following clauses (i) to (v) (the “Enhanced Covenants”):

(i) the Company will not, and will not permit any of its Subsidiaries to, incur, assume, guarantee or, endorse, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), or make any loans, advances or capital contributions to, or investments in, any other Person in an aggregate principal amount that exceeds $1,000,000 and prepayment of Retired Company Indebtedness pursuant to Section 5.18(b);

(ii) the Company will not, and will not permit any of its Subsidiaries to, (A) renew, extend, terminate, amend in any material respect or waive any of its material rights under any Contracts to which the Company or any of its Subsidiaries is a party or bound, or (B) enter into, extend, terminate, amend in any material respect or waive any of its material rights under any Contracts, in the case of either subclause (A) or (B) of this clause (ii), that are (1) notes, debentures, bonds, conditional sale or equipment trust agreements, letter of credit agreements, loan agreements or other contracts or commitments for the borrowing or lending of money (including loans to or from officers, directors, Company Stockholders or any members of their immediate families), or agreements or arrangements for a line of credit, except for any such agreement (x) with an aggregate outstanding principal amount not exceeding $1,000,000 or (y) between or among any of the Company and any of its Subsidiaries, or (2) guarantees, pledges or undertakings of the indebtedness for borrowed money of any other Person, except for any such agreement (x) with potential liability thereunder not exceeding $1,000,000 or (y) between or among any of the Company and any of its Subsidiaries, except that this clause (ii) will not apply to Contracts that are permitted in accordance with Section 5.1(e);

(iii) the Company will not, and will not permit any of its Subsidiaries to, make or authorize any capital expenditure, other than (A) capital expenditures of less than $500,000 for a single item of capital expenditure, with no more than $3,500,000 of new commitments to capital expenditure in the aggregate per quarter and (B) unforeseen and unplanned capital expenditures that are required, in the good faith determination of the Company, to address unexpected emergency manufacturing or production issues, provided that the Company will give prior written notice to Parent of its intention to undertake such unforeseen and unplanned capital expenditures;

(iv) the Company will not, and will not permit any of its Subsidiaries to, enter into any lease or sublease of material real property (whether as a lessor, sublessor, lessee or sublessee, and whether a new lease or a renewal of an existing lease) if the Company or its Subsidiaries would be obligated to make aggregate annual payments that exceeds $1,000,000; and

(v) the Company will not, and will not permit any of its Subsidiaries to, settle, or offer or propose to settle, any litigation, arbitration or other proceeding involving or against the Company or any of its Subsidiaries, if the settlements would in the aggregate require payments by the Company or any of its Subsidiaries exceeding, in the aggregate, $1,000,000.

The Company may request consent from Parent (such consent not to be unreasonably withheld, conditioned or delayed with respect to the matters in clauses (a), (e) (to the extent specifically set forth therein), (g), (i), (k), (l), (m), (n), (p) or, to the extent related thereto, (q) of the first sentence, or clauses (i) to (v) of the immediately preceding sentence, of this Section 5.1) with respect to the actions proscribed in this Section 5.1 by delivering written notice. The Company, on the one hand, and Parent and Merger Sub, on the other hand, acknowledge and agree that (i) nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary in this Agreement, no consent of Parent will be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent the requirement of such consent would reasonably be expected to be a violation of applicable Law.

5.2 Conduct of Business by Merger Sub. During the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

5.3 Company Acquisition Proposals.

(a) Except as expressly permitted by this Section 5.3, from all times commencing with the execution and delivery of this Agreement and continuing until the termination of this Agreement in accordance with its terms (the “No-Shop Period”), the Company and its Subsidiaries will not, and the Company will not authorize, direct or knowingly permit its Representatives to, (i) initiate, solicit or knowingly encourage the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Acquisition Proposal (for avoidance of doubt, it being understood that the foregoing will not prohibit the Company or the Company’s Representatives from making such Person aware of the restrictions of this Section 5.3 in response to the receipt of a Company Acquisition Proposal), (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle or any other agreement (other than an Acceptable Company Confidentiality Agreement) relating to a Company Acquisition Proposal (an “Alternative Company Acquisition Agreement”), or (iv) authorize, adopt, approve or recommend or publicly propose to authorize, adopt, approve or recommend to the Company Stockholders, or submit to the Company Stockholders for a vote at any stockholder meeting, any Company Acquisition Proposal. Immediately after the execution of this Agreement, the Company will, and will cause its Subsidiaries and Representatives to, cease any discussions or negotiations with any Person with respect to any Company Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), at any time prior to receipt of the Company Stockholder Approval, if the Company receives a bona fide Company Acquisition Proposal from any Person that did not result from a material breach of Section 5.3(a), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Company Confidentiality Agreement, provided that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent and (ii) the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Company Acquisition Proposal, as long as (A) the Company has not materially breached Section 5.3(a) with respect to such Company Acquisition Proposal and (B) prior to taking any action described in clauses (i) or (ii) above, the Company Board determines in good faith that (1) such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal and (2) the failure to participate in such discussions or negotiations or furnish such information would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) During the No-Shop Period, the Company will promptly after knowledge by the Company of receipt (and in any event within 24 hours after knowledge of receipt), notify Parent both orally and in writing of the receipt by the Company of any Company Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or resumed with, either the Company or its Representatives concerning a Company Acquisition Proposal, which notice will include a written summary of the material terms of any Company Acquisition Proposal not made in writing or any such inquiry or request and provide a copy of such Company Acquisition Proposal (if made in writing). The Company will keep Parent reasonably informed on a prompt basis (and in any event within 24 hours after knowledge of receipt) of any material developments regarding any Company Acquisition Proposal.

(d) Except as set forth in this Section 5.3(d), the Company Board will not (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement/Prospectus, (C) publicly approve or recommend, or publicly propose to approve or recommend to the Company Stockholders, a Company Acquisition Proposal, or (D) if (1) a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Company Acquisition Proposal is commenced or (2) a Company Acquisition Proposal is otherwise publicly announced, fail to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders or against such Company Acquisition Proposal within 10 Business Days after commencement or announcement thereof (any of the foregoing, a “Company Change of Recommendation”) or (ii) authorize, adopt, approve or publicly propose to authorize, adopt or approve or recommend, or enter into, any Alternative Company Acquisition Agreement (x) constituting or relating to a Company Acquisition Proposal or (y) requiring the Company to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may (I) without excluding the Company Board’s right to act in accordance with clause (II), effect a Company Change of Recommendation that does not relate to a Company Acquisition Proposal if the Company Board determines in good faith (after consultation with its outside legal counsel) that, as a result of an event, development or change in circumstances that occurs or arises after the execution and delivery of this Agreement (other than a Company Acquisition Proposal) that was not known (or the consequences of which were not known) to the Company Board prior to the execution and delivery of this Agreement (a “Company Intervening Event”), the failure to effect a Company Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (II) without excluding the Company Board’s right to act in accordance with clause (I), effect a Company Change of Recommendation if the Company receives a Company Acquisition Proposal and the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) that the Company Acquisition Proposal constitutes a Company Superior Proposal and that the failure to effect a Company Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company Board may take the actions described in (1) clause (II) only if the Company (A) has not materially breached Section 5.3(a), Section 5.3(b) or Section 5.3(c) with respect to such Company Acquisition Proposal and (B) terminates this Agreement pursuant to Section 7.3(a) concurrently with entering into such Alternative Company Acquisition Agreement and pays the Company Termination Fee in compliance with Section 7.5(b) and (2) clauses (I) or (II) if:

(y) the Company has provided prior written notice to Parent (which notice itself will not constitute a Company Change of Recommendation) of its or the Company Board’s intention to take such actions at least four Business Days in advance of taking such action, which notice will specify, as applicable, the material circumstances of such Company Intervening Event or the information and documents required to be furnished pursuant to Section 5.3(c); and

(z) the Company Board has considered in good faith any changes to this Agreement or other arrangements that may be offered in writing by, and would be legally binding upon, Parent by 5:00 PM California time on the fourth Business Day after the Company has provided the notice described in the preceding clause (y) and shall have determined in good faith (A) with respect to the actions described in clause (II), after consultation with outside counsel and its financial advisors, that the Company Acquisition Proposal received by the Company continues to constitute a Company Superior Proposal and (B) with respect to the actions described in clause

(I), after consultation with outside counsel, that it would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Company Change of Recommendation, in each case, if such changes offered in writing by Parent in a definitive agreement were given effect. In the event of any amendment to the financial terms or any other material revisions to the Company Superior Proposal, the Company shall be required to deliver a new written notice to Parent pursuant to the preceding clause (y) and to comply with the requirements of this clause (z) with respect to such new written notice, except the notice period shall be at least two Business Days (rather than the four Business Days contemplated by clause (y) and this clause (z)).

(e) Subject to the proviso in this Section 5.3(e), nothing contained in this Section 5.3 will be deemed to prohibit the Company or the Company Board from (i) taking such actions as the Company determines in good faith after consultation with outside legal counsel are required to comply with its disclosure obligations under U.S. federal or state Law with regard to a Company Acquisition Proposal or Company Intervening Event, including taking and disclosing to the Company Stockholders a position required or contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) publishing any “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company Stockholders), with any “stop-look-and-listen” communication not being deemed to be a Company Change of Recommendation; provided that neither the Company Board nor any committee thereof will effect a Company Change of Recommendation unless the applicable requirements of Section 5.3(d) have been satisfied.

5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Company, Parent and Merger Sub will use (and cause its Affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and all consents, approvals and waivers from third parties reasonably requested by Parent or the Company to be obtained in respect of the Company Material Contracts in connection with the Merger, this Agreement or the transactions contemplated by this Agreement (it being understood that the failure to receive any such consents, approvals or waivers will not be a condition to the obligations of the parties hereunder), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, or the consummation of the Merger or the other transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that in no event will the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract or to incur any material cost or expense in the performance hereof and that in no event will Parent or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract or to incur any material cost or expense in the performance hereof.

(b) Subject to the terms and conditions set forth in this Agreement, and without limiting the foregoing, the Company and Parent will (i) promptly, and using their respective reasonable best efforts to make such initial filing by the dates set forth on Section 5.4(b) of the Parent Disclosure Schedule for the jurisdictions listed therein, make their respective filings and thereafter make any other required submissions under the HSR Act and any other applicable foreign Antitrust Law, (ii) except in connection with a disclosure by the Company regarding a Company Change of Recommendation or a Company Acquisition Proposal received by the Company, use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) promptly inform the other party upon receipt of any material communication from the Antitrust Division of the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to the Merger. Except in connection with a disclosure by the Company regarding a Company Change of Recommendation or a Company Acquisition Proposal received by the Company, the Company and Parent will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity. Each of the Company and Parent agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent practicable and not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), or (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. For the purpose of the preceding sentence, reasonable best efforts includes using their reasonable best efforts to (i) effect any sale, license, holding separate or other disposition of any of their respective assets, businesses or interests and (ii) agree to conditions relating to or changes in the conduct of their respective businesses necessary to obtain consents, permits, authorizations, waivers or approvals required for the Closing under the Antitrust Laws, with any such action to be conditioned on the consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, however, in no event shall Parent, the Company or any of their respective Subsidiaries be obligated to commit to any actions, and, without the prior written consent of Parent, neither the Company nor any of its Subsidiaries shall consent to or take any actions, including to sell, hold separate or otherwise dispose of any assets, businesses or interests or agree to conditions relating to or changes in the conduct of its business, that would reduce the reasonably anticipated benefits to Parent of the transactions contemplated by this Agreement in an amount that is financially material relative to the value of the Company and its Subsidiaries as a whole. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 will limit a party’s right to terminate this Agreement pursuant to Section 7.2 so long as such party has, prior to such termination, complied with its obligations under this Section 5.4.

(d) Parent shall prepare promptly and submit to the French Ministry of the Economy within 15 calendar days after the date of this Agreement a completed application requesting authorization for a foreign investment in France pursuant to and in accordance with the French Foreign Investment Laws (the “French Foreign Investment Application”). The Company shall cooperate with Parent in its preparation of the application, including by providing it promptly with all documents and information regarding the relevant Subsidiary(ies) of the Company as are required to complete the French Foreign Investment Application. Parent shall keep the Company informed promptly of (i) any communications, whether written or oral, of the French Ministry of the Economy concerning the French Foreign Investment Application or the transactions contemplated by this Agreement generally, (ii) any proposed meetings or calls with the French Ministry of the Economy, and (iii) the results of any meetings or calls with the French Ministry of the Economy. Parent shall, after coordination with the Company, provide the Company with the opportunity to participate, to the extent practical, in any meetings or calls with the French Ministry of the Economy. Parent shall promptly respond to all questions and requests for information by the French Ministry of the Economy.

(e) Company Cooperation.

(i) From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated, subject to the Confidentiality and Non-Disclosure Agreement and the other provisions of this Section 5.4(e), the Company shall (x) to the extent reasonably practicable and without a requirement for the Company to engage external advisors in connection with the preparation thereof, provide information reasonably requested by Parent in connection with any Tax planning or Tax integration undertaken by Parent for purposes of efficiently consummating the Merger, including, without limitation, in respect of the valuation of Atmel Trading Company, Ltd., and (y) cooperate in good faith with Parent in relation to Tax planning and Tax integration matters that may be reasonably requested by Parent for purposes of efficiently consummating the Merger (other than the actions specifically set forth on Section 5.4(e)(ii) of the Company Disclosure Schedule, which shall be governed solely by Section 5.4(e)(ii).

(ii) From the Satisfaction Date until the Closing, upon the written request of Parent (any such request being referred to as a “Cooperation Request”), the Company shall take the actions specifically set forth on Section 5.4(e)(ii) of the Company Disclosure Schedule. In the event of the delivery of a Cooperation Request, the conditions set forth in Sections 6.2(a), 6.2(c) (insofar as such condition relates to Section 6.2(a)) and 6.2(d) shall be deemed to be fully satisfied from and after the Satisfaction Date through and including the Closing (if such conditions were satisfied at the Satisfaction Date), without regard to any change in circumstances or other events that may occur after the Satisfaction Date, and Parent shall be deemed to have irrevocably waived on the Satisfaction Date all rights to assert such conditions.

(iii) For the avoidance of doubt, under no circumstances will the failure or refusal to take any actions requested by Parent under Section 5.4(e)(i)(y) that could, in the sole determination of the Company, (x) have an adverse effect on the Company or (y) be incapable of completion within five Business Days after the Satisfaction Date or otherwise result in a delay in Closing of more than five Business Days be deemed to be a breach by the Company of its obligations under this Section 5.4(e), and, in no event, shall any such failure, refusal, or inability, to take the actions requested by Parent under Section 5.4(e)(i)(y) form the basis for any termination by Parent or Merger Sub of this Agreement, any failure of the conditions set forth in Section 6.2(b) to be satisfied, or any claim for damages or expenses by Parent or Merger Sub. Nothing in this Section 5.4(e)(iii) limits the Company’s obligation to take any actions specifically set forth on Section 5.4(e)(ii) of the Company Disclosure Schedule to the extent required by Section 5.4(e)(ii).

5.5 Advice of Changes. Each of the Company, Parent and Merger Sub shall promptly advise the other parties to this Agreement orally and in writing to the extent it has knowledge of any change or event having a Parent Material Adverse Effect or any change or event reasonably likely to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement, in the case of Parent, or a Company Material Adverse Effect or any change or event reasonably likely to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement, in the case of the Company, or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification or failure to deliver such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

5.6 Preparation of the Form S-4 and the Proxy Statement/Prospectus; Company Stockholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, (i) Parent and the Company shall jointly prepare and file with the SEC (and each shall use their reasonable best efforts to cause such filing to occur within 30 days of the date of this Agreement) the proxy statement/prospectus (as part of the Form S-4) that includes (A) a prospectus for the issuance of Parent Shares in the Merger and (B) a proxy statement of the Company for use in the solicitation of proxies for the Company Stockholders Meeting (such proxy statement/prospectus, as amended or supplemented from time to time, the “Proxy Statement/Prospectus”), and (ii) Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts (i) to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, (ii) to promptly notify the other of, cooperate with each other with respect to, and respond promptly, to any comments of the SEC or its staff, (iii) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and (iv) to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. The Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent and the Company will promptly provide all information concerning such entity to the other, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus (including that the Company shall cooperate in the preparation of any pro forma financial statements required to be included in the Form S-4 and Proxy Statement/Prospectus). No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or Parent, in each case, without providing the other party and its respective counsel the reasonable opportunity to review and comment thereon and giving due consideration to such comments. Notwithstanding the immediately preceding sentence and to the extent permitted under Section 5.3(d), the Company may amend or supplement (and Parent will, at the Company’s request, amend or supplement) the Form S-4 or Proxy Statement/Prospectus to effect a Company Change of Recommendation. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, and any applicable foreign or state securities or “blue sky” laws that are required to carry out the transactions contemplated by this Agreement. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4, or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement/Prospectus, the Form S-4 or the Merger. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order or the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction and Parent and the Company will use reasonable best efforts to have any stop order or suspension lifted, reversed or otherwise terminated. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(b) The Company shall, as soon as practicable following the date the Form S-4 is declared effective by the SEC (and in no event later than 45 days following the date the Form S-4 is declared effective by the SEC), duly call, give notice of, convene and hold, at its option, either an annual or special meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with applicable Law, the Company Charter and the Company Bylaws for the purpose of obtaining the Company Stockholder Approval and, in the case of an annual meeting of stockholders, for the other purposes as may be appropriate for an annual meeting of stockholders. Subject to Section 5.3(d), the Company shall (A) through the Company Board, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other the transactions contemplated by this Agreement and include in the Proxy Statement/Prospectus such recommendation and (B) subject to Section 5.3(d), use its reasonable best efforts to solicit and obtain such approval and adoption. Subject to Section 5.3(d), the Company shall use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of the transactions contemplated by this Agreement and the matters subject to the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement and after consultation with Parent, the Company may adjourn or postpone the Company Stockholders Meeting if (and solely to the extent and for the minimum duration reasonably necessary to ensure that): (1) any supplement or amendment to the Proxy Statement/Prospectus required under applicable Law is timely provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting or (2) as of the time for which the Company Stockholders Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders Meeting and to obtain the Company Stockholder Approval.

5.7 Access to Information; Confidentiality.

(a) For purposes of furthering the transactions contemplated by this Agreement, from the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated, subject to the Confidentiality and Non-Disclosure Agreement, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other party reasonable access, during normal business hours, to all of its properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as the other party may reasonably request upon reasonable prior notice. Notwithstanding the foregoing, neither Parent nor the Company nor any of their respective Subsidiaries or Representatives shall conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media. No investigation pursuant to this Section 5.7 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality and Non-Disclosure Agreement. The Company agrees that the Confidentiality and Non-Disclosure Agreement is hereby amended to permit the inclusion of all Financing Sources (including convertible or equity-linked debt) (and representatives of such Financing Sources) in the term “Representative” as such term is defined therein.

(b) Notwithstanding anything to the contrary contained in this Section 5.7, neither Parent nor the Company shall be required to (nor shall either of them be required to cause their respective Subsidiaries to) provide any access, or make available any document, correspondence or information, if doing so would, in such party’s and its outside legal counsel’s reasonable judgment, (i) jeopardize the attorney-client privilege of such party or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to such party or any of its Subsidiaries or the assets, or operation of the business, of such party or any of its Subsidiaries or (B) Contract to which such party or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided, however, that in such instances such party shall inform the other party of the general nature of the information being withheld and, upon the other party’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).

5.8 Publicity. The initial press release regarding this Agreement, the Merger and the transactions contemplated by this Agreement will be substantially in the form previously agreed to by Parent and the Company. Thereafter, none of the Company, Parent or Merger Sub will, and the Company will not permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, this Agreement, the Merger or the other transactions contemplated by this Agreement without first consulting with Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub; provided, however, that this Section 5.8 will not apply to any press release or public statement (a) made or proposed to be made by the Company in connection with a Company Acquisition Proposal or Company Change of Recommendation or any action taken pursuant thereto, (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement, or (c) as a party may in good faith, after consultation with outside counsel, determine is required by Law or by any listing agreement with a relevant securities exchange (in which case the party proposing to issue such press release or make such public statement shall use its reasonable efforts to consult in good faith with the other party before issuing such press release or making any such public statement). Notwithstanding the foregoing provisions of this Section 5.8, (i) Parent and the Company may make press releases or public announcements concerning this Agreement, the Merger and the transactions contemplated by this Agreement that consists solely of information previously disclosed in all material respects in previous press releases or announcements made by Parent and/or the Company in compliance with this Section 5.8, and (ii) Parent and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements consists solely of information previously disclosed in all material respects in previous press releases, public disclosures or public statements made jointly by the Company and Parent and do not reveal material, non-public information regarding the other parties, this Agreement, the Merger and the transactions contemplated by this Agreement.

5.9 Employee Benefits.

(a) As of the Effective Time, Parent will, and will cause the Surviving Company, its Subsidiaries and their permitted successors and assigns, to honor and perform all employment or compensatory Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Employee, on the other (including all retention awards and employment, employment continuation, severance, incentive, change in control and termination Contracts disclosed in Section 3.10(a) of the Company Disclosure Schedule and the Assumed Equity Awards (as defined in Section 5.15(c) of this Agreement)).

(b) From the date of this Agreement through December 31, 2016 (the “Transition Period”), Parent will provide or cause to be provided to each employee of the Company and its Subsidiaries as of the Effective Time working in the United States who continues employment with Parent or any of its direct or indirect Subsidiaries (each, an “Affected Employee”), while employed by Parent or any of its direct or indirect Subsidiaries, compensation and benefits the value of which is comparable in the aggregate to the aggregate value of the compensation and benefits provided to such Affected Employee immediately prior to the Effective Time (excluding the value of any defined benefit pension plan and the Company ESPP). During the Transition Period, (i) each Affected Employee, while employed by the Parent or any of its direct or indirect Subsidiaries, will be provided base wages or salary, as applicable, that are not less than the base wages or salary, as applicable, provided to such Affected Employee immediately prior to the Effective Time and (ii) each Affected Employee will be provided severance benefits not less favorable in amount or with regard to terms and conditions to receive such severance benefits than those disclosed in Section 3.10(a) of the Company Disclosure Schedule.

(c) From and after the Effective Time, Parent will cause any employee benefit plans in which the Affected Employees are entitled to participate to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual (but not for benefit accrual purposes under any defined benefit pension plan, unless required by Law) thereunder, service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (and their respective predecessor entities) prior to the Effective Time (except to the extent it would result in a duplication of benefits or compensation with respect to the same period of service), and Affected Employees will be immediately eligible to participate in any such plans, without any waiting period, to the extent such Affected Employee was eligible to participate in the comparable Company plan immediately prior to the Effective Time. To the extent any health benefit plan replaces a Company Benefit Plan that is a health benefit plan during the Transition Period, Parent will, and will cause its direct and indirect Subsidiaries (including the Surviving Company) to (i) waive all limitations as to preexisting condition exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee to the extent waived or satisfied under the replaced Company Benefit Plan and (ii) credit each Affected Employee for any applicable amounts (whether in the nature of co-payments or coinsurance amounts, amounts applied toward deductibles or other out-of-pocket expenses) under the terms of the replaced Company Benefit Plan toward satisfying any applicable deductible, co-payment or out-of-pocket requirements under the health benefit plan that replaces such a Company Benefit Plan for the plan year in which the transition between plans occurs.

(d) Nothing contained in this Section 5.9 or any other provision of this Agreement (i) will be construed to amend or modify, as of the date of this Agreement, any benefit, compensation or severance plan, program, agreement, contract, policy or arrangement sponsored by the Company, Parent or their Affiliates, (ii) will limit the ability of Parent or any of its Affiliates to amend, modify or terminate any benefit, compensation or severance plan, program, agreement, contract, policy or arrangement that is assumed, established, sponsored or maintained by Parent or its Affiliates, provided any such amendment, modification or termination must comply with the terms thereof and applicable Law, (iii) will create any third-party beneficiary rights or obligations in any Person (including any Affected Employee) other than the parties to this Agreement, or (iv) will limit the right of Parent (or its Subsidiaries) to terminate, in accordance with applicable Law, the employment or service of any employee or other service provider during the Transition Period.

(e) If requested by Parent at least 10 days prior to the Closing, then effective as of no later than the day immediately preceding the Closing, the Company will terminate each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, in which case Parent will use commercially reasonable efforts to provide for the Microchip Technology Incorporated Savings Plan, to accept, on or after Closing, the rollover by Affected Employees of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Atmel Corporation Tax Deferred Savings Plan, including plan loans, in accordance with applicable Code provisions.

5.10 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement will be paid by the party incurring such expense.

5.11 Indemnification; Directors’ and Officers’ Insurance.

(a) To the fullest extent required or permitted by Law, for a period of six years following the Effective Time, Parent will, and will cause the Surviving Company to, indemnify and hold harmless, and advance expenses as incurred to, in each case to the fullest extent required or permitted under applicable Law, each current and former director or officer of the Company or any of its Subsidiaries who, as of the date of this Agreement, is entitled to be indemnified under the Company Charter or Company Bylaws as in effect immediately prior to the Effective Time (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as a director, officer or representative of the Company or any of its Subsidiaries or services performed by such Persons at the request of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (x) the Merger, the other transactions contemplated by this Agreement and the process and other events giving rise thereto, and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. In the event of any such action, Parent and the Surviving Company will, and Parent will cause the Surviving Company to, cooperate with the Indemnified Party in the defense of any such action.

(b) For a period of six years following the Effective Time, Parent will cause the Surviving Company to maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the Company Charter or Company Bylaws in effect on the date of this Agreement, to the fullest extent permitted from time to time by applicable Law, which provisions will not be amended except as required by applicable Law or to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification rights thereunder.

(c) Prior to the Effective Time, the Company may obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for the Indemnified Parties (and such other persons who may be insureds under such policies) and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary and employment practices liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties (and such other persons who may be insureds under such policies) as the Company’s existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Whether pursuant to such tail policy or otherwise, the Surviving Company will continue to maintain in effect for a period of at least six years from and after the Effective Time D&O Insurance with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Company will use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event will the Surviving Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, unless provided by operation of Law, proper provisions will be made so that the successors and assigns of the Surviving Company will assume all of the obligations set forth in this Section 5.11. This Section 5.11 may not be amended after the Effective Time in a manner as to adversely affect any Indemnified Party unless such Indemnified Party will have consented in writing to such amendment.

(e) The provisions of this Section 5.11 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties, who are intended third-party beneficiaries of this Section 5.11 as of and following the Effective Time.

(f) The rights of the Indemnified Parties under this Section 5.11 will be in addition to any rights such Indemnified Parties may have under the Company Charter or Company Bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. For a period of six years following the Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Charter or Company Bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries will survive the Merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

5.12 Takeover Statutes. If any takeover statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board each will use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Law on this Agreement, the Merger and the other transactions contemplated hereby.

5.13 Section 16 Matters. Parent and the Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14 Parent Vote. Parent will vote (or consent, by written action in lieu of a meeting, with respect to) all voting stock of Merger Sub and all Company Common Stock owned of record or beneficially by Parent or Parent’s Subsidiaries in favor of the adoption of this Agreement by Merger Sub and the Company and the consummation by Merger Sub and the Company of the Merger and the transactions contemplated by this Agreement.

5.15 Company Stock Options; Company Units; Company ESPP.

(a) Company Stock Options. At least 16 days prior to the Effective Time (such period through the day immediately preceding the Effective Time, the “Option Notice Period”), the Company shall provide written notice to each holder of a then-outstanding option to purchase Shares, whether vested or unvested (a “Company Stock Option”), whether granted under the Atmel Corporation 2005 Stock Plan, the Newport Media, Inc. 2005 Stock Incentive Plan and RSU Sub-Plan or the Ozmo, Inc. 2005 Equity Incentive Plan (together, the “Company Stock Plans”), that such Company Stock Option will, contingent on the occurrence of the Effective Time, accelerate and become vested and exercisable in full as of immediately prior to the Effective Time, and such holder will have the right to exercise his or her Company Stock Option during the Option Notice Period. To the extent not exercised prior by the conclusion of the Option Notice Period, each Company Stock Option will be automatically “net-exercised” immediately prior to the Effective Time, with the exercise price and applicable withholding taxes paid by the withholding of Shares otherwise issuable to such holder upon the exercise of the Company Stock Option. Upon such exercise, the former holder of the Company Stock Option will be issued the net number of shares resulting from the “net exercise”, and such stockholder will thereafter be entitled to receive the Merger Consideration in respect of these Shares as provided in Article II.

(b) Company Units. At the Effective Time, each then-outstanding and unvested restricted stock unit, deferred stock unit, performance-based restricted stock unit or similar right held by an individual who will continue in service at the Effective Time, in each case representing a right to receive one Share, whether or not granted under the Company Stock Plans (a “Company Unit”), including each “performance share award” denominated in Company Units, will be assumed by Parent (such Company Unit, an “Assumed Unit”) and converted into the right to receive, if as and when the Assumed Unit would otherwise have vested (taking into account, and without modification, any acceleration of vesting under the applicable award agreement or other Contract with the award holder), that number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of Shares subject to such Assumed Unit immediately prior to the Effective Time by (y) $8.15 divided by the Average Parent Closing Price (rounded down to the nearest whole share). Any Company Unit that is vested at the Effective Time (taking into account any acceleration of vesting under the applicable award agreement or other Contract with the award holder), but as to which the underlying Share has not been issued by the Effective Time, will be issued as of immediately prior to the Effective Time and will be treated as outstanding Company Common Stock for purposes of Section 2.1 and Section 2.2, and shall receive the Merger Consideration as provided in Article II, subject to applicable tax withholding.

(c) Notwithstanding the terms of Section 5.15(a) or Section 5.15(b), to the extent that Parent determines that the assumption and conversion of a Company Unit as provided in Section 5.15(b), would violate, in respect of the holder thereof, the applicable Laws of a non-U.S. jurisdiction,

Parent may treat such Company Unit in a manner other than as prescribed by Section 5.15(b) so long as the holder of such Company Unit receives the full value of the Merger Consideration (less applicable tax withholdings) in cash not later than the vesting date originally applicable to the corresponding Shares subject to such Company Unit (such Company Unit and the Assumed Units, the “Assumed Equity Awards”). Parent and the Company shall agree at least 10 days prior to the Effective Time to the treatment of any Company Unit that will be treated in a manner other than as prescribed by Section 5.15(b).

(d) Prior to the Effective Time, the Company will take all actions reasonably necessary to (i) terminate the Atmel Corporation 2010 Employee Stock Purchase Plan (the “Company ESPP”) as of immediately prior to the Effective Time, (ii) provide that any “Offering Period” (as defined in the Company ESPP) in progress on the Closing Date will be shortened in accordance with Section 19(c) of the Company ESPP, and the last day of each such Offering Period shall be the 10th Business Day prior to the Closing Date (the “Final Purchase Date”), with purchases made on the Final Purchase Date contingent upon the Closing, and (iii) avoid the commencement of any new Offering Period under the Company ESPP at or after the Final Purchase Date and prior to the earlier of the termination of this Agreement or the Effective Time. Any Shares acquired under the Company ESPP prior to or on the Final Purchase Date will be treated as outstanding Shares for purposes of Section 2.1 and Section 2.2.

(e) As soon as practicable following the Effective Time, but in no event later than 10 Business Days following the Effective Time, Parent shall file a registration statement under the Securities Act on Form S-8 or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) relating to shares of Parent Common Stock issuable with respect to all Assumed Equity Awards, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Equity Awards remain outstanding. Prior to the Effective Time, Parent shall take all actions reasonably necessary so that Parent may assume, grant and convert the Assumed Equity Awards at the Effective Time in compliance with applicable Laws.

(f) Parent shall cause the assumption of the Assumed Equity Awards to occur in a manner so as to remain exempt from or comply with Section 409A of the Code, and this Section 5.15 shall be construed consistent with such intent. Each payment with respect to an Assumed Equity Award as to which payments will be made in installments is and will be treated as a separate payment for purposes of Section 409A of the Code. As soon as reasonably practicable following the date of this Agreement, the Company (and the Company Board and any applicable committees thereof) and Parent (and the Parent Board and any applicable committees thereof) will take all actions and adopt such resolutions as may be required to give effect to and accomplish the transactions contemplated by this Section 5.15.

5.16 Company Stock Options and Company Unit Information. The Company will provide, within 10 days after the date hereof, as of the most recent reasonably practicable date, a complete and correct list of each outstanding Company Stock Option or Company Unit, including the employee identification number of the grantee, the date of grant, the date of expiration, the number of shares of Company Common Stock subject to such award as of such date, the exercise price, the vesting schedule and the number of shares of Company Common Stock vested and unvested as of such date.

5.17 Stockholder Litigation. The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, as promptly as reasonably practicable.

5.18 Financing.

(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, in connection with any financing of Parent or any of its Subsidiaries undertaken in connection with the Merger (a “Financing”), upon request: (i) furnish the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and use reasonable efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with any such Financing; (ii) furnish Parent and the Financing Sources with (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each of the last three fiscal years ended more than 90 days prior to the closing date for such Financing and (B) unaudited consolidated balance sheets and related statements of income of the Company and its Subsidiaries for each fiscal quarter ended after the date of the most recent audited financial statements of such person and more than 45 days prior to the closing date for such Financing and unaudited statements of income and cash flows for the period elapsed from the beginning of the applicable fiscal year to the end of such fiscal quarter and, in each case, for the comparable periods of the preceding fiscal year (with respect to which, in the case of the Company, the independent auditors shall have performed an SAS 100, as amended by PCOAB standards, review, although such independent auditors will not be preparing, nor shall they be required to prepare, a written report concerning such SAS 100 review); provided that filing of the required financial statements on Form 10-K or Form 10-Q by the Company will satisfy the foregoing requirement; (iii) furnish such additional customary and readily available financial statements, schedules or other financial data relating to the Company and its Subsidiaries as may be reasonably necessary and reasonably requested by Parent in writing to consummate any such Financing; (iv) to the extent required by any initial purchasers, underwriters or placement agents in connection with conducting customary diligence for any such Financing, provide direct contact between (A) senior management and advisors, including auditors, of the Company and (B) the proposed Financing Sources or Parent’s auditors in connection with any such Financing, at reasonable times and upon reasonable advance notice; (v) reasonably assist Parent and the Financing Sources by reviewing and commenting on business projections and pro forma financial statements; (vi) to the extent such Financing is scheduled to close concurrently with the Effective Time, provide such customary information, documents, authorization letters and certificates, enter into definitive financing documents and take other reasonable actions that are or may be customary in connection with any such Financing (provided that such agreements, certificates and other documents entered into shall be conditioned upon, and shall not take effect prior to, the Effective Time); (vii) provide Parent with such customary and relevant information as is reasonably requested by Parent to allow Parent to prepare any necessary pledge or security agreements, certificates or other documents in connection with any such Financing and otherwise reasonably facilitate the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral, and obtaining surveys and title insurance as reasonably requested by Parent; provided that neither the Company nor any of its Subsidiaries is required to enter into any such agreement, certificate or document, pledge any collateral or grant any lien or security interest or obtain a release of any existing lien or security interest prior to the Effective Time; and (viii) provide to the Financing Sources, at least five days prior to the closing date for such Financing, all documentation and other information with respect to the Company and its Subsidiaries that are required by regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act of 2001, and requested by Parent or the Financing Sources at least 10 Business Days prior to the closing date for such Financing.

(b) The Company shall (i) obtain customary payoff letters from third-party lenders and trustees with respect to the Retired Company Indebtedness and (ii) deliver or cause to be delivered such payoff letters to Parent at the Effective Time. At the Effective Time, subject to Parent making available necessary funds to do so, the Company shall, and shall cause its Subsidiaries to, permanently (A) terminate the credit facilities of the Company requested by Parent to be so terminated, if and to the extent such facilities are specified by Parent to the Company no later than 15 Business Days prior to the Effective Time, and all related contracts to which the Company or any of its Subsidiaries is a party (collectively, the “Retired Company Indebtedness”), and (B) cause to be released any Liens on its assets relating to such Retired Company Indebtedness.

(c) Notwithstanding the provisions of this Section 5.18 or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement from Parent, (ii) enter into any definitive agreement that is effective prior to the Effective Time, (iii) give any indemnities that are effective prior to the Effective Time, (iv) take any action that could unreasonably interfere with the ongoing operations of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries or (v) provide any information or take any action that will conflict with or violate its organizational documents or any applicable legal requirement or would result in a violation or breach of, or default under, any material Contract to which the Company or any of its Subsidiaries is a party or would result in the waiver of a legal privilege. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to any such Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to any such Financing) contemplated by this Section 5.18 that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Agreement will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to this Section 5.18 or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative or (B) the members of the Company Board as of the date hereof to approve any financing or Contracts related thereto prior to the Effective Time.

(d) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality and Non-Disclosure Agreement, except that Parent and Merger Sub will be permitted to disclose such information (i) as is legally required to be disclosed in any offering documents related to any Financing or (ii) to any Financing Sources or prospective Financing Sources, ratings agencies and other financial institutions and investors that are or may become parties to any Financing and to any underwriters, initial purchasers or placement agents in connection with any Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (A) agree to be bound by the Confidentiality and Non-Disclosure Agreement as if parties thereto and (B) are subject to other confidentiality undertakings customary for financings of the same type as such Financing.

(e) Parent (i) indemnifies, defends and holds harmless the Company, its Subsidiaries and their respective Representatives from and against any loss, damages, claim, cost, liability, obligation or expense suffered or incurred in connection with any such Financing, any arrangement thereof and any information provided in connection therewith except (A) historical information relating thereto or other information furnished in writing by or on behalf of the Company and its Subsidiaries for use therein and (B) to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company or its Subsidiaries and (ii) promptly, upon request of the Company, reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 5.18. The provisions of this Section 5.18(e) survive termination of this Agreement.

(f) Parent and Merger Sub expressly acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, their obligations hereunder, including their obligations to consummate the Closing, are not subject to, or conditioned on, receipt of any Financing.

(g) Notwithstanding anything in this Agreement to the contrary, the Company’s breach of any of its covenants required to be performed by it under this Section 5.18 will not be considered in determining the satisfaction of the conditions in Section 6.2(b) unless such breach is intentional, material and directly results in Parent being unable to obtain the proceeds of the Financing prior to or at the Closing.

5.19 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated under this Agreement upon the terms and subject to the conditions set forth in this Agreement.

5.20 Stock Exchange Listings.

(a) Parent shall use its reasonable best efforts to cause the Parent Shares issuable to the Company Stockholders as contemplated by this Agreement to be approved for listing on The NASDAQ Stock Market, subject to official notice of issuance, prior to the Effective Time.

(b) Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable and facilitate the delisting of the Company Common Stock from the NASDAQ Stock Market by the Surviving Company as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

5.21 Dialog Termination Fee. Simultaneously with the execution and delivery of this Agreement by the Company, the Company shall pay to Dialog Semiconductor plc, in accordance with the requirements of the Dialog Merger Agreement, the Dialog Termination Fee.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the condition set forth in Section 6.1(a) which may not be waived by any party) at or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) (i) No Governmental Entity having competent jurisdiction shall have enacted, issued or entered any Order that remains in effect that enjoins or otherwise prohibits the Merger substantially on the terms contemplated by this Agreement, (ii) no Law shall have been enacted or promulgated by any Governmental Entity having competent jurisdiction that makes consummation of the Merger illegal and (iii) no Governmental Entity having competent jurisdiction shall have instituted any proceeding seeking any such Laws and Orders.

(c) (i) The Form S-4 shall have become effective under the Securities Act, (ii) the Form S-4 shall not be the subject of any stop order or proceedings seeking a stop order, and (iii) the SEC shall not have initiated or threatened any proceeding for that purpose or any similar proceeding in respect of the Proxy Statement/Prospectus.

(d) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and the consents or approvals from the Specified Governmental Entities shall have been obtained.

(e) The Parent Shares issuable to the Company Stockholders as contemplated by this Agreement shall have been approved for listing on The NASDAQ Stock Market, subject to official notice of issuance.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions, except as otherwise provided in Sections 1.2(b) or 5.4(e):

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in this Agreement (other than in (i) Section 3.1(a) (Organization), Sections 3.3(a) and (b) (Corporate Authority; Approvals; Fairness Opinion), Section 3.4(a) (Governmental Filings), Section 3.20 (Brokers and Finders), and Section 3.22 (Voting Requirement) (collectively, the “Company Specified Representations”) and (ii) Sections 3.2(a) and (b) (Capital Structure)) will be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein except as otherwise provided in Section 3.7 and Section 3.17) as of the date of this Agreement and at and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(ii) The Company Specified Representations (x) if qualified or limited by materiality or Company Material Adverse Effect qualifications, will be true and correct as of the date of this Agreement and at and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (y) if not qualified or limited by materiality or Company Material Adverse Effect qualifications, will be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and

(iii) The representations and warranties of the Company set forth in Sections 3.2(a) and (b) (Capital Structure) will be true and correct in all but de minimis respects as of the date of this Agreement and at and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date).

(b) The Company shall have performed in all material respects its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company and dated as of the Closing Date to the effect that the conditions in Section 6.2(a) and Section 6.2(b) have been satisfied, except that if the Company has received a Deferral Notice or a Cooperation Request, then for the purpose of this Section 6.2(c) the references in Section 6.2(a) to “Closing Date” shall be references to the Satisfaction Date.

(d) Since the date of this Agreement, a Company Material Adverse Effect shall not have occurred.

6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in Section 4.1(a) (Organization), Sections 4.3(a) and (b) (Corporate Authority; Approvals), Section 4.4(a) (Governmental Filings), and Sections 4.2(a) and (b) (Capital Structure) (collectively, the “Parent Specified Representations”)) will be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein except as otherwise provided in Section 4.7) as of the date of this Agreement and at and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and

(ii) The Parent Specified Representations (x) if qualified or limited by materiality or Parent Material Adverse Effect qualifications, will be true and correct as of the date of this Agreement and at and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (y) if not qualified or limited by materiality or Parent Material Adverse Effect qualifications, will be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made on or as of such date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(b) Each of Parent and Merger Sub shall have performed in all material respects their respective covenants required to be performed by each under this Agreement at or prior to the Closing Date.

(c) The Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by a senior executive of Parent and Merger Sub, respectively, and dated as of the Closing Date to the effect that the conditions in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Since the date of this Agreement, a Parent Material Adverse Effect shall not have occurred.

6.4 Frustration of Closing Conditions. Neither Parent, Merger Sub nor the Company may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations under this Agreement.

ARTICLE VII

TERMINATION

7.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval and without the joinder of Merger Sub, by mutual written consent of the Company and Parent.

7.2 Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by either Parent or the Company as follows:

(a) if prior to the Effective Time, the Merger, is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Order of a Governmental Entity of competent jurisdiction, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) will not be available to any party whose breach of any provision of this Agreement results in or causes such Order to be issued or the failure of the Order to be removed;

(b) if the Merger has not been consummated on or before the date that is 180 days after the date of this Agreement (the “Initial Outside Date”), or such later date, if any, as Parent and the Company agree upon in writing (as such date may be extended, the “Outside Date”), provided, that, if, as of the Initial Outside Date, the only conditions to Closing set forth in Article VI that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date the notice of termination is delivered) are those set forth in Section 6.1(b) (solely with respect to Antitrust Laws) or Section 6.1(d), then the Outside Date shall be automatically extended to the date that is 270 days after the date of this Agreement, provided, further, that the right to terminate this Agreement pursuant to this Section 7.2(b) will not be available to any party whose breach of any provision of this Agreement results in or causes the failure of the Merger to be consummated by the Outside Date; or

(c) if the Company Stockholders Meeting (including any adjournment or postponement thereof in accordance with the terms of this Agreement) has concluded, the Company Stockholders have voted, and the Company Stockholder Approval was not obtained.

7.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Effective Time as follows:

(a) in order for the Company to concurrently enter into an Alternative Company Acquisition Agreement for a Company Superior Proposal, provided that the Company has complied with Section 5.3(d) in all material respects and the Company pays to Parent substantially concurrently with such termination any fees required to be paid pursuant to Section 7.5(b); or

(b) if Parent or Merger Sub breaches any representation, warranty or covenant made by Parent or Merger Sub in this Agreement and such breach (i) is not curable by the Outside Date or, if curable, is not cured prior to the 45th day after written notice thereof is given by the Company to Parent and (ii) would result in the conditions in Section 6.3(a) or Section 6.3(b) failing to be satisfied; provided, however, that the Company is not then in breach of this Agreement such that either Section 6.2(a) or Section 6.2(b) would not be capable of being satisfied by the Outside Date.

7.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Effective Time as follows:

(a) if the Company breaches any representation, warranty or agreement made by the Company in this Agreement (other than Section 5.3) and such breach (i) is not curable by the Outside Date or, if curable, is not cured prior to the 45th day after written notice thereof is given by Parent to the Company and (ii) would result in the conditions in Section 6.2(a) or Section 6.2(b) failing to be satisfied); provided, however, that Parent is not then in breach of this Agreement such that either Section 6.3(a) or Section 6.3(b) would not be capable of being satisfied by the Outside Date;

(b) if a Company Change of Recommendation occurs; or

(c) if the Company willfully or intentionally breaches any of its covenants in Section 5.3(a) in any material respect.

7.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement pursuant to this Article VII, this Agreement will terminate and become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, (i) the provisions set forth in this Section 7.5, the reimbursement and indemnification provisions set forth in Section 5.18, Article VIII and the Confidentiality and Non-Disclosure Agreement will survive the termination of this Agreement and (ii) nothing herein will relieve the Company, Parent or Merger Sub from liability for any willful action or omission to act occurring prior to such termination, undertaken with the Knowledge of such party that the taking of such act or failure to act would result in a breach of any of its representations, warranties or covenants in this Agreement, and any aggrieved party will be entitled to all rights and remedies at law or in equity, including the right of the aggrieved party to seek the benefit of its bargain (in the case of the Company, the benefit expected by the Company Stockholders).

(b) The Company will pay to Parent or one or more Persons designated by Parent a termination fee of $137,300,000 in cash (the “Company Termination Fee”) if this Agreement is terminated as follows:

(i) by the Company pursuant to Section 7.3(a), such payment to be made before or concurrently with such termination; or

(ii) by Parent pursuant to Section 7.4(b), such payment to be made within two Business Days following such termination, unless at the time of Parent’s termination, the Company has provided notice of termination pursuant to Section 7.3(b), in which case no amount shall be payable pursuant to this Section 7.5(b)(ii); or

(iii) if (A) this Agreement is terminated pursuant to Section 7.2(b), Section 7.2(c) or Section 7.4(a) (in the case of Section 7.4(a) where the breach arises out of or results from an intentional act by the Company), (B) a Company Acquisition Proposal has been publicly announced and not withdrawn at any time prior to the date of such termination, and (C) within twelve months after the date of such termination, the Company enters into a definitive agreement relating to a Company Acquisition Proposal and such Company Acquisition Proposal is ultimately consummated (whether or not during the foregoing 12 month period) or the Company consummates a Company Acquisition Proposal, in which case (upon the occurrence of all of the events described in clauses (A) through (C) of this Section 7.5(b)(iii)), the Company will pay to Parent the Company Termination Fee on a date not later two Business Days after demand by Parent; provided, however, that for purposes of this Section 7.5(b)(iii), the references in the definition of Company Acquisition Proposal to “15% or more” will be deemed to be references to “more than 50%” and “less than 85%” will be deemed to be references to “less than 50%”; or

(iv) by Parent pursuant to Section 7.4(c), such payment to be made within two Business Days following such termination.

(c) The Company will pay to Parent or one or more Persons designated by Parent by way of reimbursement of the reasonable out-of-pocket costs incurred by Parent in connection with the transactions contemplated by this Agreement up to $20,000,000 if the Agreement is terminated by the Company or Parent pursuant to Section 7.2(c). Any Company Termination Fee that subsequently becomes payable hereunder shall be reduced by any amount previously paid by the Company pursuant to this Section 7.5(c).

(d) Parent will pay to the Company or one or more Persons designated by the Company a termination fee of $250,000,000 in cash (the “Parent Termination Fee”) if this Agreement is terminated as follows:

(i) by Parent or the Company pursuant to Section 7.2(b), if, as of the time of such termination, the only conditions to Closing set forth in Article VI that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date the notice of termination is delivered) are those set forth in Section 6.1(b) (solely with respect to Antitrust Laws) or Section 6.1(d) and such failure to be satisfied is due to (A) the failure to receive any required consent or approval (including the expiration of any waiting period and any extension thereof under the HSR Act) from a Specified Governmental Entity pursuant to Antitrust Laws or (B) any action (including the enacting, issuing, entry or promulgation of Orders or Laws or instituting of proceedings) by any Specified Governmental Entity to enjoin or otherwise prohibit the Merger or make it illegal pursuant to Antitrust Laws, such payment to be made concurrently with such termination, in the case of a termination by Parent, or within two Business Days following such termination, in the case of a termination by the Company; or

(ii) by Parent or the Company pursuant to Section 7.2(a), if the Order is pursuant to Antitrust Laws, such payment to be made concurrently with such termination, in the case of a termination by Parent, or within two Business Days following such termination, in the case of a termination by the Company.

(e) All amounts paid pursuant to this Section 7.5 will be by wire transfer of immediately available funds to an account directed by the party hereto entitled to payment.

(f) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement, (iii) the Company Termination Fee is not a penalty, but rather constitutes damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Company Termination Fee is payable, and (iv) the Parent Termination Fee is not a penalty, but rather constitutes damages in a reasonable amount that will compensate the Company in the circumstances in which such Parent Termination Fee is payable.

(g) In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent and Merger Sub for all reasonable costs and expenses actually incurred or accrued by them (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.5, together with interest on the Company Termination Fee at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(h) In the event that Parent shall fail to pay the Parent Termination Fee when due, Parent shall reimburse the Company for all costs and expenses actually incurred or accrued by it (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.5, together with interest on the Parent Termination Fee at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(i) Except as otherwise expressly contemplated by Section 7.5(a), notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated in accordance with Article VII and the Company Termination Fee is paid to Parent (or its designee) in accordance with the provisions of this Agreement, payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub and each of their respective Affiliates against the Company, the Company’s Subsidiaries and any of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, stockholders, controlling Persons, agents or Representatives for any liability, loss or damage based upon, arising out of or relating to this Agreement, the negotiation, execution, performance or any actual or purported breach hereof or the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(j) Except as otherwise expressly contemplated by Section 7.5(a), notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated in accordance with Article VII and the Parent Termination Fee is paid to the Company (or its designee) in accordance with the provisions of this Agreement, payment of the Parent Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates against the Parent, Parent’s Subsidiaries, the Financing Sources and any of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, stockholders, controlling Persons, agents or Representatives for any liability, loss or damage based upon, arising out of or relating to this Agreement, the negotiation, execution, performance or any actual or purported breach hereof or the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(k) No Financing Source shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Notwithstanding any provision of this Agreement, in no event shall the Company or any of its stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and other Representatives (each, a “Company Related Party”), and the Company agrees not to and to cause its Company Related Parties not to, (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (B) seek to enforce the commitment against, make any claims for breach of the Financing commitment against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Financing commitments (if any) or the obligations of Financing Sources thereunder. Nothing in this Section 7.5(k) shall in any way limit or qualify the obligations and liabilities of the parties to any commitment letter for a Financing to each other or in connection therewith.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement will survive the Effective Time. This Section 8.1 will not limit any provision in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

8.2 Notices. All notices and other communications among the parties will be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service, or (c) when delivered by email and promptly confirmed by delivery in person or by post or overnight courier as aforesaid in each case, addressed as follows:

if to Parent or Merger Sub, or, after the Closing, the Surviving Company, to:

Microchip Technology Incorporated
2355 W. Chandler Blvd.
Chandler, AZ 85224
Attention: Kim van Herk, Vice President and General Counsel
Email: kim.vanherk@microchip.com

With a copy to:

Wilson Sonsini Goodrich & Rosati PC
1 Market Street, Suite 3300
San Francisco, California 94105
Attention:	Robert T. Ishii
Email:	rishii@wsgr.com

if to the Company, to:

Atmel Corporation
1600 Technology Drive
San Jose, California 95110
Attention:	Scott Wornow
Email:	scott.wornow@atmel.com

With a copy to:

Jones Day
1755 Embarcadero Road
Palo Alto, California 94303
Attention:	Khoa D. Do and Daniel R. Mitz
Email:	kddo@jonesday.com
drmitz@jonesday.com

or to such other address or addresses as the parties may from time to time designate in writing.

8.3 Interpretation.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The mere inclusion of any item in any section or subsection of the Company Disclosure Schedule as an exception to any representation or warranty or otherwise will not be deemed to constitute an admission by the Company, or to otherwise imply, that any such item has had or would reasonably be expected to have a Company Material Adverse Effect or otherwise represents an exception or material development, fact, change, event, effect, occurrence or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any section or subsection of the Company Disclosure Schedule are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Disclosure of any item in any section or subsection of the Company Disclosure Schedule will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent. Headings inserted in the sections or subsections of the Company Disclosure Schedule are for convenience of reference only and will not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

(d) The mere inclusion of any item in any section or subsection of the Parent Disclosure Schedule as an exception to any representation or warranty or otherwise will not be deemed to constitute an admission by Parent or Merger Sub, or to otherwise imply, that any such item has had or would reasonably be expected to have a Parent Material Adverse Effect or otherwise represents an exception or material development, fact, change, event, effect, occurrence or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters disclosed in any section or subsection of the Parent Disclosure Schedule are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Disclosure of any item in any section or subsection of the Parent Disclosure Schedule will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent. Headings inserted in the sections or subsections of the Parent Disclosure Schedule are for convenience of reference only and will not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

(e) Certain Definitions. For purposes of this Agreement, the term:

“2014 Company 10-K” has the meaning set forth in Section 3.17(a).

“Acceptable Company Confidentiality Agreement” means one or more executed confidentiality agreements on terms that the Company Board determines in good faith are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality and Non-Disclosure Agreement.

“Affected Employee” has the meaning set forth in Section 5.9(b).

“Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Company Acquisition Agreement” has the meaning set forth in Section 5.3(a).

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, foreign antitrust or competition Laws.

“Anti-Corruption Laws” has the meaning set forth in Section 3.8(d).

“Assumed Equity Award” has the meaning set forth in Section 5.15(c).

“Assumed Unit” has the meaning set forth in Section 5.15(b).

“Average Parent Closing Price” means the average closing price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, on The NASDAQ Stock Market for the ten most recent trading days ending on the trading day that is immediately prior to the Closing Date, as reported by Bloomberg L.P. on a dividend-adjusted basis.

“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Book-Entry Shares” has the meaning set forth in Section 2.1(d).

“Business Day” means any day ending at 11:59 p.m. (New York City time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in The City of New York.

“Cash Consideration” has the meaning set forth in Section 2.1(c)(i).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Parent, Merger Sub or any Affiliate of any of the foregoing) relating to any single transaction or series of related transactions involving: (a) any direct or indirect sale, acquisition, purchase, exchange, transfer, license or lease of (1) assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries that generate or constitute 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (2) shares of Company Common Stock or other equity securities of the Company which together with any other shares of Company Common Stock or other equity securities of the Company beneficially owned by such Person or “group,” would equal 15% or more of aggregate equity interests or voting power of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any Person or “group” owning, directly or indirectly, 15% or more of the aggregate equity interests or voting power of the Company, (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, pursuant to which the stockholders of the Company or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction, (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole or (e) any combination of the foregoing.

“Company Balance Sheet” has the meaning set forth in Section 3.6(b).

“Company Balance Sheet Date” has the meaning set forth in Section 3.6(b).

“Company Benefit Plans” means all employee or director benefit plans, programs, policies, agreements or other arrangements within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries.

“Company Board” has the meaning set forth in the Recitals.

“Company Bylaws” means the bylaws of the Company.

“Company Certificate” has the meaning set forth in Section 2.1(d).

“Company Change of Recommendation” has the meaning set forth in Section 5.3(d).

“Company Charter” means the certificate of incorporation of the Company originally filed with the Secretary of State of the State of Delaware on March 4, 1999, as amended and restated from time to time.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Customer Contract” shall mean any express or implicit agreement under which the Company or any of its Subsidiaries grants to a customer of its business a non-exclusive license for the customer’s internal use of Company-Owned IP.

“Company Data Room” shall mean the Toppan HIVE virtual data room established in connection with this transaction.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Employee” means current employees, officers, consultants, individual independent contractors or directors of the Company or any of its Subsidiaries.

“Company Equity” has the meaning set forth in Section 5.1(d).

“Company ERISA Affiliate” means each trade or business (whether or not incorporated) under common control (within the meaning of Section 4001(b) of ERISA) with the Company, or which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Company ESPP” has the meaning set forth in Section 5.15(d).

“Company Fee Letter” has the meaning set forth in Section 3.20.

“Company Filings” has the meaning set forth in Section 3.5(a).

“Company Financial Advisor” has the meaning set forth in Section 3.3(c).

“Company Foreign Benefit Plan” means any Company Benefit Plan that provides benefits only for employees, consultants, independent contractors, or directors of the Company, any of its Subsidiaries or any Company ERISA Affiliate who are employed or otherwise regularly providing service outside of the United States.

“Company Inbound Licenses” means Contracts pursuant to which any Person has licensed any Intellectual Property to the Company or granted to the Company any covenant not to sue or substantial right of use with respect to any Intellectual Property (other than “shrink-wrap” or similar “off-the-shelf” software).

“Company Insurance Arrangements” has the meaning set forth in Section 3.15.

“Company Intervening Event” has the meaning set forth in Section 5.3(d).

“Company Lease” has the meaning set forth in Section 3.16(c).

“Company Major Customer” has the meaning set forth in Section 3.18.

“Company Major Supplier” has the meaning set forth in Section 3.18.

“Company Material Adverse Effect” means any facts, circumstances, events or changes that, individually or when combined together with all other facts, circumstances, events or changes, would reasonably be expected to (i) have a materially adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the Company from consummating the Merger; provided, however that in no event will any of the following facts, circumstances, events or changes, alone or in combination, be deemed to constitute, nor will any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be a “Company Material Adverse Effect” under clause (i): (a) general economic or political conditions or the securities, credit or financial markets in general, (b) those generally affecting any industry in which the Company or its Subsidiaries operate, including general changes in Law or regulation across such industries, (c) those arising from or otherwise relating to the announcement of this Agreement or the pendency of the Merger or any Company Acquisition Proposal, including costs and expenses related thereto, (d) those arising from or otherwise relating to any acts required to be taken to remain in compliance with the terms of, or the taking of any action required by, this Agreement or consented to by or taken at the request of Parent or Merger Sub, (e) those arising from or otherwise relating to any natural disaster, act of terrorism, cyberattack, insurrection, war, national or international calamity or any other similar event, (f) those arising from or otherwise relating to the identity of Parent, Merger Sub or any of their Affiliates as participants in the transactions contemplated by this Agreement or the other agreements described in the recitals hereof, (g) those arising from or otherwise relating to changes in GAAP or the interpretation thereof by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants and other similar organizations generally considered authoritative with respect to the interpretation of GAAP or (h) those arising from or otherwise relating to any changes in any Tax Law, except, in the case of the foregoing clauses (a), (b), (e) and (g), to the extent such facts, circumstances, events or changes referred to therein have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company conducts its businesses after taking into account the size of the Company relative to such other companies. For the avoidance of doubt, the parties agree that any decline in the stock price of the shares of Company Common Stock on the NASDAQ Stock Market or any failure to meet internal or published (including those published by third parties) projections, forecasts or revenue or earning predictions for any period will not, in and of itself, constitute a Company Material Adverse Effect, it being understood that, subject to the exclusions noted above, the facts or occurrences giving rise or contributing to such decline or failure may be deemed to constitute, or be taken into account in determining whether there has been or could reasonably be expected to be, a Company Material Adverse Effect.

“Company Material Contracts” has the meaning set forth in Section 3.17(a).

“Company Outbound Licenses” shall mean Contracts pursuant to which the Company has granted any Person a license to use any Company-Owned IP or a covenant not to sue or other substantial right of use with respect to any Company-Owned IP, other than Company Customer Contracts.

“Company-Owned IP” means the Intellectual Property, other than Company Inbound Licenses, owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Owned Real Property” has the meaning set forth in Section 3.16(b).

“Company Permits” has the meaning set forth in Section 3.8(b).

“Company Preferred Stock” means the preferred stock of the Company.

“Company Recommendation” has the meaning set forth in Section 3.3(b)(iii).

“Company Related Party” has the meaning set forth in Section 7.5(j).

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Specified Representations” has the meaning set forth in Section 6.2(a)(i).

“Company Stock Option” has the meaning set forth in Section 5.15(a).

“Company Stock Plans” has the meaning set forth in Section 5.15(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.22.

“Company Stockholders” has the meaning set forth in the Recitals.

“Company Stockholders Meeting” has the meaning set forth in Section 5.6(b).

“Company Superior Proposal” means a bona fide, unsolicited written Company Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%” or more) by a third party unaffiliated with the Company that the Company Board determines in good faith by a majority vote (after receiving the advice of a financial advisor and outside legal counsel and taking into account all legal, financial, regulatory, timing, break-up fees, expense reimbursement provisions, conditions to consummation, certainty and other aspects of such proposal as the Company Board determines to be appropriate and any other relevant factors permitted or required to be taken into account by applicable Law, including taking into account any counterproposal by Parent to amend the terms of this Agreement pursuant to Section 5.3(d)) that such proposed Company Acquisition Proposal (i) is reasonably capable of being timely consummated on the terms proposed and (ii) would, if consummated in accordance with its terms, result in a transaction that is more favorable from a financial point of view to the Company Stockholders than the Merger and the transactions contemplated hereunder (including with respect to any counterproposal by Parent to amend the terms of this Agreement pursuant to Section 5.3(d)).

“Company Termination Fee” has the meaning set forth in Section 7.5(b).

“Company Unit” has the meaning set forth in Section 5.15(b).

“Confidentiality and Non-Disclosure Agreement” means the letter agreement dated as of July 29, 2015, between the Company and Parent.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture or other obligation.

“Cooperation Request” has the meaning set forth in Section 5.4(e)(ii).

“Deferral Notice” has the meaning set forth in Section 1.2(b).

“Deferral Quarter” has the meaning set forth in Section 1.2(b).

“Designated Employees” means those employees located in the United Kingdom whose job function will be primarily related to the Company’s touchscreen controllers division.

“DGCL” has the meaning set forth in the Recitals.

“Dialog Termination Fee” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.4.

“D&O Insurance” has the meaning set forth in Section 5.11(c).

“DTC” has the meaning set forth in Section 2.2(b)(vii).

“Effective Time” has the meaning set forth in Section 1.3.

“Enhanced Covenants” has the meaning set forth in Section 5.1.

“Enhanced Covenants Date” has the meaning set forth in Section 5.1.

“Environmental Law” means any Law, including permits required thereunder, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of hazardous or toxic substances or wastes, in each case as in effect at the date hereof, or (c) the protection of human health or safety (to the extent relating to exposure to hazardous or toxic substances or wastes).

“ERISA” has the meaning set forth in the definition of Company Benefit Plans.

“Excess Parent Shares” has the meaning set forth in Section 2.2(e)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(c)(ii).

“Exchange Trust” has the meaning set forth in Section 2.2(e)(ii).

“Final Purchase Date” has the meaning set forth in Section 5.15(d).

“Financing” has the meaning set forth in Section 5.18(a).

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered or will enter into agreements with Parent in connection with any Financing, and the parties to any joinder agreements, indentures, purchase agreements, underwriting agreements, or credit agreements entered pursuant thereto or relating thereto, together with their respective former, current or future general or limited partners, direct or indirect stockholders, managers, members, Affiliates, officers, directors, employees, agents and representatives, successors and assigns and any former, current or future general or limited partner, direct or indirect stockholder, manager, member, Affiliate, officer, director, employee, agent, representative, successor or assign of any of the foregoing.

“Form S-4” has the meaning set forth in Section 3.19.

“French Foreign Investment Application” has the meaning set forth in Section 5.4(d).

“French Foreign Investment Laws” has the meaning set forth in Section 3.4(a).

“French Ministry of the Economy” has the meaning set forth in Section 3.4(a).

“GAAP” means the United States generally accepted accounting principles, as adopted and applied by the Company or Parent in their respective financial statements, as applicable.

“Governmental Entity” has the meaning set forth in Section 3.4(a).

“Hazardous Materials” means any substance, material, chemical, element, compound, mixture, solution, and/or waste presently listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, dangerous or other words of similar import, or otherwise regulated, or which can form the basis for liability, under any Environmental Law. Hazardous Material includes any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Entity or any Environmental Law, including but not limited to any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.4(a).

“Implied Exchange Ratio” has the meaning set forth in Section 2.1(c)(ii).

“Indemnified Parties” has the meaning set forth in Section 5.11(a).

“Initial Outside Date” has the meaning set forth in Section 7.2(b).

“Intellectual Property” means all intellectual property and associated rights in any jurisdiction, including all (a) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, logos, slogans, trade dress and all other source or business identifiers and all applications and registrations and renewals for, and goodwill associated with and symbolized by, any of the foregoing, (b) Internet domain names, (c) patent disclosures, patent applications and patents and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof (collectively, “Patents”), (d) trade secrets and know-how, including all proprietary or confidential inventions, improvements, processes, methods, techniques, modifications, compilations, protocols, formulae, recipes, compositions, models, layouts, designs, drawings, plans, specifications, methodologies and other proprietary or other confidential information, (e) works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, software, databases and database rights, and (f) rights of publicity and privacy.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the persons listed under Annex A, “Knowledge Group,” of the Company Disclosure Schedule and (ii) when referring to the knowledge of Parent or any of its Subsidiaries, the actual knowledge of the persons listed under Annex A, “Knowledge Group,” of the Parent Disclosure Schedule.

“Law” means any domestic or foreign laws (including common law), statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted or promulgated by, or agreements entered into with, any Governmental Entity and any judicial interpretation thereof.

“Liens” means any lien, charge, pledge, security interest, claim or other encumbrance.

“made available” relating to any statement in the Agreement to the effect that any information, document or other material has been “made available” shall mean that (a) with respect to such information, document or other material made available by the Company: (i) such information, document or material was made available by the Company for review by Parent or its Representatives prior to the execution of the Agreement or (ii) such information, document or material was publicly filed by the Company prior to the execution of this Agreement and (b) with respect to information, documents or other material made available by Parent: (i) such information, document or material was made available by Parent for review by the Company or its Representatives prior to the execution of the Agreement or (ii) such information, document or material was publicly filed by Parent prior to execution of this Agreement.

“Maximum Exchange Ratio” has the meaning set forth in Section 2.1(c)(ii).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Cash Consideration, the Stock Consideration, the Supplemental Cash Consideration and cash for fractional shares in accordance with Section 2.2(e).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ Stock Market” means the NASDAQ Global Select Stock Market.

“No-Shop Period” has the meaning set forth in Section 5.3(a).

“Non-Executive Employee” means an employee who has a position or job title level which is below an executive, vice president or director position or job title level.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Option Notice Period” has the meaning set forth in Section 5.15(a).

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Outside Date” has the meaning set forth in Section 7.2(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Balance Sheet” has the meaning set forth in Section 4.6(b).

“Parent Balance Sheet Date” has the meaning set forth in Section 4.6(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Bylaws” means the bylaws of Parent.

“Parent Charter” means the certificate of incorporation of Parent originally filed with the Secretary of State of the State of Delaware on February 14, 1989, as amended and restated from time to time.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Filings” has the meaning set forth in Section 4.5(a).

“Parent Financial Advisor” means JPMorgan Chase & Co.

“Parent Material Adverse Effect” means any facts, circumstances, events or changes that, individually or when combined together with all other facts, circumstances, events or changes, would reasonably be expected to (i) have a materially adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay Parent or Merger Sub from consummating the Merger; provided, however that in no event will any of the following facts, circumstances, events or changes, alone or in combination, be deemed to constitute, nor will any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be a “Parent Material Adverse Effect” under clause (i): (a) general economic or political conditions or the securities, credit or financial markets in general, (b) those generally affecting any industry in which Parent or its Subsidiaries operate, including general changes in Law or regulation across such industries, (c) those arising from or otherwise relating to the announcement of this Agreement or the pendency of the Merger, including costs and expenses related thereto, (d) those arising from or otherwise relating to any acts required to be taken to remain in compliance with the terms of, or the taking of any action required by, this Agreement or consented to by or taken at the request of the Company, (e) those arising from or otherwise relating to any natural disaster, act of terrorism, cyberattack, insurrection, war, national or international calamity or any other similar event, (f) those arising from or otherwise relating to changes in GAAP or the interpretation thereof by the International Accounting Standards Board, the Financial Accounting Standards Board, the American Institute of Certified Public Accountants and other similar organizations generally considered authoritative with respect to the interpretation of GAAP or (g) those arising from or otherwise relating to any changes in any Tax Law, except, in the case of the foregoing clauses (a), (b), (e) and (f), to the extent such facts, circumstances, events or changes referred to therein have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other companies in the industries in which Parent conducts its businesses after taking into account the size of Parent relative to such other companies. For the avoidance of doubt, the parties agree that any decline in the stock price of Parent Shares on the NASDAQ Stock Market or any failure to meet internal or published (including those published by third parties) projections, forecasts or revenue or earning predictions for any period will not, in and of itself, constitute a Parent Material Adverse Effect, it being understood that, subject to the exclusions noted above, the facts or occurrences giving rise or contributing to such decline or failure may be deemed to constitute, or be taken into account in determining whether there has been or could reasonably be expected to be, a Parent Material Adverse Effect.

“Parent Preferred Stock” means preferred stock of Parent.

“Parent RSUs” means Parent restricted stock units.

“Parent SEC Documents” has the meaning set forth in Section 4.5(a).

“Parent Shares” has the meaning set forth in the Recitals.

“Parent Specified Representations” has the meaning set forth in Section 6.3(a).

“Parent Stock Options” means any outstanding option to purchase Parent Shares, whether vested or unvested.

“Parent Stockholders” has the meaning set forth in the Recitals.

“Parent Termination Fee” has the meaning set forth in Section 7.5(c).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permitted Liens” means any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, or being contested in good faith or for which adequate accruals or reserves have been established on the most recent consolidated balance sheet included in the Company SEC Documents or Parent SEC Documents, as applicable, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (C) that is disclosed on the Company Balance Sheet or the Parent Balance Sheet, as applicable, or notes thereto or securing liabilities reflected on the Company Balance Sheet or the Parent Balance Sheet, as applicable, (D) that is incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations (including letters of credit in lieu of any such bonds or to support the issuance thereof), (E) that is any zoning, building or other similar code or regulation not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, as currently conducted, (F) that constitutes any easement, right-of-way, covenant, restriction or other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, as currently conducted and which are not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, as currently conducted, (G) that is a Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff, or similar rights, (H) that is any interest or title of a lessor under any leases or subleases entered into by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, in the ordinary course of business, (I) that is a purchase money security interest in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable (including the interests of vendors and lessors under conditional sale and title retention agreements and similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, in the ordinary course of business as conducted from time to time) or (J) that is a contractual right of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, in the ordinary course of business.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.6(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, migrating, dumping, discarding, depositing, burying, abandoning or disposing into the environment.

“Replacement Employee” means an individual to be hired by the Company or its Subsidiaries who (A) is not an independent contractor or other non-employee service provider, (B) is hired after the date of this Agreement, and (C) performs functions, or assumes responsibilities, that are substantially similar or equivalent to those functions performed or responsibilities assumed by a former employee of the Company or any of its Subsidiaries in the ordinary course of business.

“Representatives” means all accountants, consultants, legal counsel, investment bankers, financial advisors, agents and other similar representatives, including any of the foregoing parties’ controlled Affiliates.

“Retired Company Indebtedness” has the meaning set forth Section 5.18.

“Satisfaction Date” has the meaning set forth in Section 1.2(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Shares” means shares of Company Common Stock.

“Specified Governmental Entities” means the Governmental Entities listed in Section A of the Company Disclosure Schedule.

“Stock Consideration” has the meaning set forth in Section 2.1(c)(ii).

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Surviving Company” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including liability for the payment of any such amounts as a result of being or having been either (A) a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor, or (B) a party to any tax sharing agreement or as a result of any obligation to indemnify any other Person with respect to any such amounts.

“Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Transition Period” has the meaning set forth in Section 5.9(b).

“Treasury Regulation” means those regulations promulgated by the United States Department of the Treasury.

8.4 Counterparts. This Agreement may be executed in any number of counterparts (including by pdf or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (including by email) to the other parties, and all such counterparts will together constitute one and the same agreement.

8.5 Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule and all other schedules and exhibits hereto) and the Confidentiality and Non-Disclosure Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. Each party agrees that except for the representations and warranties contained in Article III (including the Company Disclosure Schedule) and Article IV (including the Parent Disclosure Schedule) or in any certificate or schedule delivered pursuant to this Agreement, neither Parent, Merger Sub or the Company makes any other representations and warranties and hereby disclaims any other representations and warranties made by itself or any of its representatives, with respect to the execution and delivery of this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s representative of any document or other information with respect to any one or more of the foregoing.

8.6 No Third Party Beneficiaries. Except after the Effective Time for Indemnified Parties under Section 5.11 and this Section 8.6, the representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and, only with respect to Sections 7.5(j), 7.5(k), 8.7, 8.10 and this Section 8.6, any Financing Source, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and, only with respect to Sections 7.5(j), 7.5(k), 8.7, 8.10 and this Section 8.6, any Financing Source any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

8.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware. Notwithstanding the foregoing, without limiting anything set forth in Sections 7.5(i), 7.5(j) and 7.5(k), each party hereto agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby, including but not limited to any dispute arising out of or relating in any way to any commitment letter for a Financing or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York (except as expressly specified in any commitment letter for a Financing, the commitment relating to any alternative financing or in any definitive document related to such Financing).

(b) Except as set forth in this Section 8.7(b), all actions arising out of or relating to this Agreement will be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The parties hereto (i) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any action arising out of or relating to this Agreement or the Merger or any other transaction contemplated by this Agreement and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that they are not subject personally to the jurisdiction of the above-named courts, that the property is exempt or immune from attachment or execution, that any such action is brought in an inconvenient forum, that the venue of such action is improper or that this Agreement or the Merger or any other transaction contemplated by this Agreement may not be enforced in or by any of the above-named courts; provided that, notwithstanding anything herein to the contrary, without limiting anything set forth in Sections 7.5(i), 7.5(j) and 7.5(k), each of the parties hereto agrees (a) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (b) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, (c) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (d) that the laws described in the last sentence of Section 8.7(a) shall govern any such action and (e) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court. Each of the parties hereto agrees that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 8.2 or such other manner as may be permitted by Law, will be valid and sufficient service of process.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR ANY COMMITMENT LETTER FOR A FINANCING.

8.8 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto; provided, however, that Merger Sub will be permitted to assign its rights and obligations under this Agreement to any Subsidiary of Parent; provided further, however, that such assignment by Merger Sub will not (i) relieve Parent or Merger Sub of any of its obligations hereunder or enlarge, alter or change any obligation of the Company or (ii) impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement. Any purported assignment in violation of this Agreement is void.

8.9 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy (except with respect to the payment of the Company Termination Fee or Parent Termination Fee, if applicable, in accordance with Section 7.5), would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the other provisions of this Section 8.9, the parties acknowledge and agree (and further agree not to take any contrary position in any litigation concerning this Agreement) that (a) the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations of the parties hereto to consummate the Merger) without proof of damages or otherwise, and that such relief may be sought in addition to and will not limit, diminish, or otherwise impair, any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of Company, Parent or Merger Sub would have entered into this Agreement; provided, however, that (i) Parent and Merger Sub shall not be entitled to any such injunction or injunctions, specific performance, or other equitable relief if the Agreement is terminated and the Company has paid the Company Termination Fee in accordance with Section 7.5, (ii) the Company shall not be entitled to any such injunction or injunctions, specific performance, or other equitable relief if the Agreement is terminated and Parent has paid the Parent Termination Fee in accordance with Section 7.5 and (iii) each of Parent, Merger Sub and the Company shall not be entitled to any injunction or injunctions, specific performance, or other equitable relief with respect to the specific act of the Company Board effecting a Company Change of Recommendation in breach of this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.9 will not be required to provide any bond or other security in connection with any such order or injunction.

8.10 Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that, after such approval, there is not to be made any amendment that by Law requires further approval by the Company Stockholders, without further approval of such Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a modification, amendment, or waiver of those rights. Notwithstanding anything to the contrary contained herein, Sections 7.5(i), 7.5(j), 7.5(k), 8.6, 8.7 and this Section 8.10 (and any provision (including any defined term therein) of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any material respect to a Financing Source without the prior written consent of such Financing Source.

8.11 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and, together with the other provisions of this Agreement for the benefit of such party, may be waived in writing by such party in whole or in part to the extent permitted by applicable Laws.

8.12 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.13 Obligations of Subsidiaries. Whenever this Agreement requires a Subsidiary of any party to take any action, such requirement will be deemed to include an undertaking on the part of the party to cause such Subsidiary (including, after the Effective Time, the Surviving Company and its Subsidiaries) to take such action.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ATMEL CORPORATION

By:	/s/ Steven Laub
	Name:	Steven Laub
	Title:	President & CEO

MICROCHIP TECHNOLOGY INCORPORATED

By:	/s/ Steve Sanghi
	Name:	Steve Sanghi
	Title:	President & CEO

HERO ACQUISITION CORPORATION

By:	/s/ J. Eric Bjornholt
	Name:	J. Eric Bjornholt
	Title:	President

[Signature Page to Merger Agreement]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATMEL CORPORATION

FIRST: The name of the corporation is Atmel Corporation (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,500, and the par value of each such share is $0.01, amounting in the aggregate to $15.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: (1) To the fullest extent permitted by Delaware Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as a director.

(2) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

(3) Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.